Exhibit 3.1

Execution Copy

SIXTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

COOTEK (CAYMAN) INC.

Adopted by Special Resolutions of Members of the Company passed on

January 10, 2017

INCORPORATED IN THE CAYMAN ISLANDS

Filed: 11-Jan-2017 16:13 EST

Auth Code: D01274105685

www.verify.gov.ky File#: 266806

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

COOTEK (CAYMAN) INC.

(adopted by the Special Resolution passed on January 10, 2017)

1.                                      The name of the Company is CooTek (Cayman) Inc..

2.                                      The Registered Office of the Company shall be at the offices of Corporate Filing Services Ltd., P. O. Box 613, 4th Floor Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and shall include the following:

(a)                                 To act and to perform all the functions of a holding company in all of its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company.

(b)                                 (i)                                     To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)                                  To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)                                  To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)                                 To purchase or otherwise acquire, sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce,

1

concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(e)                                  To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)                                   To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(g)                                  To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Sixth Amended and Restated Memorandum of Association in general and of this Clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Sixth Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.                                      Except as prohibited or limited by the Companies Law (as amended), as amended, supplemented, reissued or restated from time to time, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including the power to make any alterations or amendments to this Sixth Amended and Restated Memorandum of Association and the Sixth Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Sixth Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz:

2

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants, options and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently, profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.                                      The share capital of the Company is US$50,000.00 divided into 5,000,000,000 shares of a nominal or par value of US$0.00001 each, comprising of: (a) 2,920,061,989 Ordinary Shares of a nominal or par value of US$0.00001 each, (b) 442,174,065 Series A preferred shares of a nominal or par value of US$0.00001 each, (c) 553,299,062 Series B preferred shares of a nominal or par value of US$0.00001 each, (d) 119,688,525 Series B-1 preferred shares of a nominal or par value of US$0.00001 each, (e) 651,629,045 Series C preferred shares of a nominal or par value of US$0.00001 each, (f) 223,478,358 Series D preferred shares of a nominal or par value of US$0.00001 each, and (g) 89,668,956 Series D-1 preferred shares of a nominal or par value of US$0.00001 each, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Sixth Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Article 174 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Sixth Amended and Restated Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

3

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

COOTEK (CAYMAN) INC.

(adopted by the Special Resolution passed on January 10, 2017)

Title	Article No.
General Matters	1 — 3
Certificates of Shares	4 — 5
Issue of Shares	6 — 7
Transfer of Shares	8 — 10
Restrictions on Transfers of Ordinary Shares	10A-10B
Redeemable Shares	11
Variation of Rights of Shares	12 — 13
Commission on Sale of Shares	14
Conversion of Preferred Shares	15
Adjustments to Applicable Conversion Price	16
Notices of Record Date	17
Redemption	18
Voting Rights; Protective Provisions	19
Non-Recognition of Trusts	20
Lien on Shares	21 — 24
Call on Shares	25 — 29
Forfeiture of Shares	30 — 33
Registration of Empowering Instruments	34
Transmission of Shares	35 — 37
Amendment of Memorandum of Association, Alteration of Capital & Change of Location of Registered Office	38
Closing Register of Members or Fixing Record Date	39 — 41
General Meeting	42 — 43
Notice of General Meetings	44 — 45
Proceedings at General Meetings	46 — 54
Votes of Members	55 — 60
Proxies	61 — 67
Directors	68 — 76
Alternate Directors	77
Powers and Duties of Directors	78 — 82
Management	83
Managing Directors	84 — 85
Proceedings of Directors	86 — 95
Vacation of Office of Director	96
Appointment and Removal of Directors	97 — 98
Presumption of Assent	99
Seal	100

Title	Article No.
Officers	101
Dividends, Distributions and Reserve	102 — 109
Capitalization	110
Books of Account	111 — 113
Audit	114 — 120
Notices	121 — 125
Winding Up	126
Liquidation Preference	127
Indemnity	128
Financial Year	129
Amendments of Articles	130
Transfer by Way of Continuation	131
No Public Document	132

GENERAL MATTERS

1.                                      In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith,

“Actual Issue Price”	means,

(i)            with respect to each Series D-1 Preferred Share, US$0.2230 (the direct and indirect total investment to the Group Companies by the Series D-1 Investors/the total number of the Series D-1 Preferred Shares US$20,000,000/89,668,956), subject to adjustments made for share splits, share subdivision, share combination and the like;

(ii)        with respect to each Series D Preferred Share, US$0.2058 (the direct and indirect total investment to the Group Companies by the Series D Investors/the total number of the Series D Preferred Shares US$46,000,000/223,478,358), subject to adjustments made for share splits, share subdivision, share combination and the like;

(iii)     with respect to each Series C Preferred Share, US$0.1063 (the direct and indirect total investment to the Group Companies by the Series C Investors/the total number of the Series C Preferred Shares US$69,300,000/651,629,045), subject to adjustments made for share splits, share subdivision, share combination and the like;

(iv) with respect to each Series B-1 Preferred Share, US$ 0.0386, subject to adjustments made for share splits, share subdivision, share combination and the like;

(v)        with respect to each Series B Preferred Share, US$0.0193 (the direct and indirect total investment to the Group Companies by the Series B Investors/the total number of the Series B Preferred Shares, i.e., US$10,671,853/553,299,062), subject to adjustments made for share splits, share subdivision, share combination and the like;

(vi)     with respect to each Series A Preferred Share, US$0.0093 (the direct and indirect total investment to the Group Companies by the Series A Investors/the total number of the Series A Preferred Shares, i.e., US$4,200,000/

451,612,903), subject to adjustments made for share splits, share subdivision, share combination and the like.

“Affiliate”

means, with respect to a Person, any other Person (in the case of Orange Capital Management, such “other Person” shall also include any Orange Publicis Venture Fund managed by its management company Iris Capital) that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Applicable Conversion Price”	has the meaning ascribed to it in Article 15.

“Articles”	means these Sixth Amended and Restated Articles of Association as from time to time altered by a Special Resolution and in accordance with Article 19 and the Statute.

“Auditors”

means the auditor retained by the Company that is one of an internationally reputable accounting firms reasonably agreed by the Founders, the Series A Preferred Shareholders, the Series B-1 Preferred Shareholders, the Series B Preferred Shareholders, the Series C Preferred Shareholders, the Series D Preferred Shareholders and the Series D-1 Preferred Shareholders.

“Big 4”	PricewaterhouseCoopers, Deloitte, Ernst & Young and KPMG.

“Board of Directors” or	means the board of directors of the Company.
“Board”

“Business Day”

means any day of the year on which national banking institutions in Hong Kong, the PRC and the United States of America are open to the public for conducting business and are not required or authorized to close.

“CCBI”	CHANCE TALENT MANAGEMENT LIMITED, a limited liability company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Company”	means CooTek (Cayman) Inc..

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Price”	has the meaning ascribed to it in Article 15.

“Debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	has the meaning ascribed to it in Article 127(f).

“Deferred Payment of Purchase Price”

means that upon the Initial Closing as defined in the Series D-1 Preferred Shares Purchase Agreement, the Series D-1 Preferred Shares issued to the Series D-1 Investor are unpaid and Series D-1 Investor shall pay the Purchase Price (as defined in the Series D Preferred Shares Purchase Agreement) after the Initial Closing but in no event after the later date of (i) the commencement of IPO application as determined by the Board of the Company or (ii) one year after the execution of the Domestic Loan Agreement.

“Director(s)”	means the member(s) of the Board of Directors of the Company for the time being.

“Domestic Loan”

upon the Initial Closing, the Investor wishes to designate one of its Affiliates to provide a loan to WFOE, and WFOE wishes to accept and borrow such loan from the Affiliates designated by the Investor, in a principal equal to an amount of US$20,000,000 or its equivalent RMB pursuant to the terms and subject to the conditions of the Domestic Loan Agreement entered into by and among the Investor’s Affiliate, the WFOE and other parties thereto.

“Domestic Loan Agreement”	means the agreement entered into by and among the Investor’s Affiliate, the WFOE and other parties thereto regarding the provision of the Domestic Loan.

“Drag-Along Notice”	has the meaning ascribed to it in Article 10B(d).

“Drag-Along Sale”	has the meaning ascribed to it in Article 10B(a).

“Drag-Along Sale Date”	has the meaning ascribed to it in Article 10B(d).

“Drag-Along Shareholder”	has the meaning ascribed to it in Article 10B(a).

“Dragged Shareholders”	as the meaning ascribed to it in Article 10B(a).

“Events of Default”

means any of the following events occurs: (i) there occurs any material breach of the Transaction Documents by any of the Group, Founders or Founder Hold Cos; (ii) there occurs any event that causes or would reasonably be expected to have a Material Adverse Effect (as defined in the Series D-1 Preferred Shares Purchase Agreement) on the Group; (iii) any of the Key Employees (as defined in the Series D-1 Preferred Shares Purchase Agreement) ceased to devote all or substantially all his business time and attention to the business of the Group (for avoidance of doubts, the time devotion less than 80% of his business time shall be deemed as a breach of this clause); or (iv) any of the Group Company is subject to any official criminal charge, investigation or conviction.

“Founders”	means Zhang Kan, Wang Jialiang, Li Qiaoling and Wang Jian, each of whom is a citizen of the PRC.

“Founder Hold Co”

means each of following companies incorporated under the law of the British Virgin Islands: Kan’s Global CoolStuff Investment Inc., LQL Global Innovation Investment Inc., Jian’s Global CoolStuff Investment Inc., and Jialiang’s Global Creativity Investment Inc. (collectively, the “Founder Hold Cos”).

“Governmental Authority”

means any nation or government or any province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”

means the Company, the Founder Hold Cos, the HK Subsidiary, the Offshore Subsidiaries, the PRC Subsidiaries and any of their Subsidiaries, Affiliates, and branches (if any), and each Person (other than a natural person) that is, directly or indirectly, controlled by the Company, the HK Subsidiary or the PRC Subsidiaries.

“Haiyan’s Holdco”	Haiyan’s Global Creativity Investment Inc., a company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“HK Subsidiary”	means CooTek HongKong Limited, a company incorporated under the law of Hong Kong Special Administration Region, PRC.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Stock Exchange”	means The Stock Exchange of Hong Kong Limited.

“Investor Warrants”	means the warrants issued by the Company to the applicable Series B Investors or their respective permitted transferee on October 31, 2012.

“IPO”

means the first firmly underwritten registered public offering (i) by the Company of its Ordinary Shares or any member of Group Companies pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act in United States, or (ii) listing of all the equity interest or shares of any member of Group Companies on the Hong Kong Stock Exchange or United States stock exchange or PRC stock exchange approved by the Board of the Company.

“Internal Rate of Return”

means in respect of any portion of the Shares held by a holder of Preferred Shares, the annual rate based on a 365-day period used to, at any relevant reference point in time, discount the cash flows in respect of such portion of the Preferred Shares (such cash flow to include the subscription consideration and cash received by the holder of Preferred Shares as a result of any redemption of such Shares) to the issue date such that the present value of such aggregate cash flows equals to zero. In particular, the Internal Rate of Return will be calculated with reference to the period from the issue date to the later of: (i) the relevant Redemption Date and (ii) the date on which all such cash flows in respect of the Shares are made in full; and the calculation of the Internal Rate of Return shall be net of any transaction costs and expenses and any applicable stamp duties and taxes.

“Law(s)”

means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liquidation Event”	has the meaning ascribed to it in Article 127.

“Liquidation Preference”	has the meaning ascribed to it in Article 127(d).

“Majority Preferred Holders”	means the holders of a majority of the voting power

of the issued and outstanding Series A Preferred Shares, the holders of a majority of the voting power of the issued and outstanding Series B Preferred Shares, the holders of a majority of the voting power of the issued and outstanding Series B-1 Preferred Shares, the holders of a majority of the voting power of the issued and outstanding Series C Preferred Shares, the holders of a majority of the voting power of the issued and outstanding Series D and Series D-1 Preferred Shares (each voting as a single class).

“Management Directors”	has the meaning ascribed to it in Article 68(a).

“Member”	means a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum”	means the Sixth Amended and Restated Memorandum of Association of the Company, as further amended and restated by a Special Resolution from time to time in accordance with Article 19 and the Statute.

“Month”	means calendar month.

“New Alliance”	New Alliance CC Limited, a limited liability company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Observer”	has the meaning ascribed to it in Article 68(b).

“Offshore Subsidiaries”	means TouchPal HK Co., Limited and TouchPal, Inc., collectively.

“Ordinary Resolution”

means a Members resolution expressed to be an ordinary resolution and passed either (i) as a written resolution signed by Members holding not less than ninety percent (90%) of all the issued and outstanding shares of the Company, or (ii) at a meeting by Members holding not less than fifty percent (50%) of all Shares then outstanding, calculated on a fully converted basis, subject to Article 19 (which Members, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as an ordinary resolution has been duly given).

“Ordinary Shareholders”	means the registered holders of the Ordinary Shares as of the applicable point of time.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, par value of US$0.00001 per share.

“Ordinary Equivalents”	means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC”	means the People’s Republic of China, excluding the Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan solely for the purpose of this Memorandum and Articles.

“PRC Subsidiaries”

means Shanghai Chu Le (CooTek) Information Technology Co., Ltd.(上海触乐信息科技有限公司)  (the “WFOE”), Shanghai Han Xiang (CooTek) Information Technology Co., Ltd. (上海汉翔信息技术有限公司) and Shanghai Chu Bao (CooTek) Information Technology Co., Ltd. (上海触宝信息技术有限公司) collectively.

“Preferred Shares”

mean the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series D-1 Preferred Shares and any other voting convertible redeemable participating preferred share issued by the Company.

“Qualified IPO”

means an IPO approved by the Company and satisfactory to the Majority Preferred Holders resulting in (i) market capitalization of at least US$1,000,000,000, and (ii) gross proceeds to the Company of at least US$100,000,000.

“Redemption Closing”	has the meaning ascribed to it in Article 18(e).

“Redemption Price”	means the redemption price as stipulated in Article 18(e).

“Redemption Triggered Debt”	has the meaning ascribed to it in Article 18(f).

“Registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Series A Director”	has the meaning ascribed to it in Article 68(a).

“Series A Investor(s)”

Qiming Venture Partners II, L.P., an exempted limited partnership duly incorporated and validly existing under the Laws of Cayman Islands ( “Qiming-1”); Qiming Venture Partners II-C, L.P., an exempted limited partnership duly incorporated and validly existing under the Laws of Cayman Islands (“Qiming-2); Qiming Managing Directors Fund II, L.P., an exempted limited partnership duly incorporated and validly existing under the Laws of Cayman Islands (“Qiming-3”, together with Qiming-1, Qiming-2, and their respective transferee(s), “Qiming”); Orange Capital Management, a limited liability company duly incorporated and validly existing under the law of France (“Orange”); Qualcomm International, Inc., a company duly incorporated and validly existing under the laws of California of United States of America (“Qualcomm”, together with Qiming and Orange individually a “Series A Investor” and collectively the “Series A Investors”).

“Series A Liquidation Preference”	has the meaning ascribed to it in Article 127(d).

“Series A Original Issue Date”	means the date of the first sale and issuance of Series A Preferred Shares.

“Series A Preferred Shares”	means the convertible and redeemable series A preferred shares in the capital of the Company with par value of US$0.00001 per share having the rights set out in these Articles.

“Series A Preferred Shares Subscription Agreement”

means the Series A Preferred Shares Subscription Agreement dated August 6, 2012 by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the PRC Subsidiaries, the Series A Preferred Shareholders and other certain parties concerning the issuance and sale of the Series A Preferred Shares.

“Series A Preferred Shareholder(s)”	means the registered holders of any Series A Preferred Shares as of applicable point of time.

“Series A Redemption Closing”	means the date on which the Series A Preferred Shares shall be redeemed as stipulated in Article 18(e).

“Series A Redemption Notice”	has the meaning ascribed to it in Article 18(e).

“Series A Redemption Price”	means the redemption price as stipulated in Article 18(e).

“Series B Director”	has the meaning ascribed to it in Article 68(a).

“Series B Investor(s)”

Qiming, Qualcomm, Sycamore Capital Holdings Limited, a limited liability company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Sycamore Capital”), SIG China Investments Master Fund III, LLLP, a limited liability limited partnership duly incorporated and validly existing under the Laws of the State of Delaware of the United States of America (“SIG”), and Alibaba Investment Limited, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (“AIL,” together with Qiming, Qualcomm, Sycamore Capital, SIG and their respective transferee(s), individually a “Series B Investor” and collectively the “Series B Investors”).

“Series B-1 Investor (s) ”	Qiming, Qualcomm and SIG.

“Series B Liquidation Preference”	has the meaning ascribed to it in Article 127(c).

“Series B Original Issue Date”	means the date of the first sale and issuance of Series B Preferred Shares.

“Series B Preferred Shares”	means the convertible and redeemable series B preferred shares in the capital of the Company with par value of US$0.00001 per share having the rights set out in these Articles.

“Series B-1 Preferred Shares”	means the convertible and redeemable series B-1 preferred shares in the capital of the Company with par value of US$0.00001 per share having the rights set out in these Articles.

“Series B Preferred Shares Purchase Agreement”

means the Shares Purchase Agreement dated May 3, 2013 by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the PRC Subsidiaries, AIL and other certain parties thereto concerning the issuance and sale of the Series B Preferred Shares to AIL.

“Series B Preferred Shares Subscription Agreement”

means the Series B Preferred Shares Subscription Agreement dated October 31, 2012 by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the PRC Subsidiaries and other certain parties concerning the issuance and sale of the Series B Preferred Shares to the Series B Investors (other than AIL).

Series B Preferred Shareholder(s)”	means the registered holders of any Series B Preferred Shares as of applicable point of time.

Series B-1 Preferred Shareholder(s)”	means the registered holders of any Series B-1 Preferred Shares as of applicable point of time.

“Series B Redemption Closing”	means the date on which the Series B Preferred Shares shall be redeemed as stipulated in Article 18(d)(i).

“Series B-1 Redemption Closing”	means the date on which the Series B-1 Preferred Shares shall be redeemed as stipulated in Article 18(c)(i).

“Series B Redemption Notice”	has the meaning ascribed to it in Article 18(d)(i).

“Series B-1 Redemption Notice”	has the meaning ascribed to it in Article 18(c)(i).

“Series B Redemption Price”	means the redemption price as stipulated in Article 18(d)(i).

“Series B-1 Redemption Price”	means the redemption price as stipulated in Article 18(c)(i).

“Series C Director”	has the meaning ascribed to it in Article 68(a).

“Series C Investor(s)”

Sequoia Capital China GF Holdco III-A, Ltd., a limited liability company duly incorporated and validly existing under the Laws of the Cayman Islands, SIG, Qiming, and their transferee(s), individually a “Series C Investor” and collectively the “Series C Investors”).

“Series C Liquidation Preference”	has the meaning ascribed to it in Article 127(b).

“Series C Original Issue Date”	means the date of the first sale and issuance of Series C Preferred Shares.

“Series C Preferred Shares”	means the convertible and redeemable series C preferred shares in the capital of the Company with par value of US$0.00001 per share having the rights set out in these Articles.

“Series C Preferred Shares Purchase Agreement”

means the Shares Purchase Agreement dated July 17, 2014 by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the PRC Subsidiaries and other certain parties concerning the issuance and sale of the Series C Preferred Shares to the Series C Investors

“Series C Preferred Shareholder(s)”	means the registered holders of any Series C Preferred Shares as of applicable point of time.

“Series C Redemption Closing”	means the date on which the Series C Preferred Shares shall be redeemed as stipulated in Article 18(b)(i).

“Series C Redemption Notice”	has the meaning ascribed to it in Article 18(b)(i).

“Series C Redemption Price”	means the redemption price as stipulated in Article 18(b)(i).

“Series D Investor(s)”

CCBI, New Alliance, Tranquility Communications, Sequoia Capital China GF Holdco III-A, Ltd., SIG, Qiming, and their transferee(s), to the extent each of them is a holder of Series D Preferred Shares, individually a “Series D Investor” and collectively the “Series D Investors”).

“Series D Liquidation Preference”	has the meaning ascribed to it in Article 127(a).

“Series D Original Issue Date”	means the date of the first sale and issuance of Series D Preferred Shares.

“Series D Preferred Shares”	means the convertible and redeemable series D preferred shares in the capital of the Company with par value of US$0.00001 per share having the rights set out in these Articles.

“Series D Preferred Shares Purchase Agreement”

means the Shares Purchase Agreement dated July 14, 2016 by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the Offshore Subsidiaries, the PRC Subsidiaries and other certain parties concerning the issuance and sale of the Series D Preferred Shares to the Series D Investors

“Series D Preferred Shareholder(s)”	means the registered holders of any Series D Preferred Shares as of applicable point of time.

“Series D Redemption Closing”	means the date on which the Series D Preferred Shares shall be redeemed as stipulated in Article 18(a)(i).

“Series D Redemption Notice”	has the meaning ascribed to it in Article 18(a)(i).

“Series D Redemption Price”	means the redemption price as stipulated in Article 18(a)(i).

“Series D-1 Investor(s)”	HG Qiandao Limited, and their transferee(s), to the extent each of them is a holder of Series D-1 Preferred Shares, individually a “Series D-1 Investor” and collectively the “Series D-1 Investors”).

“Series D-1 Liquidation Preference”	has the meaning ascribed to it in Article 127(a).

“Series D-1 Original Issue Date”	means the date of the first sale and issuance of Series D-1 Preferred Shares.

“Series D-1 Preferred Shares”	means the convertible and redeemable series D-1

preferred shares in the capital of the Company with par value of US$0.00001 per share having the rights set out in these Articles.

“Series D and Series D-1 Preferred Shares”	means collectively the Series D Preferred Shares and Series D-1 Preferred Shares.

“Series D-1 Preferred Shares Purchase Agreement”

means the Preferred Shares Purchase Agreement dated January 10, 2017 by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the Offshore Subsidiaries, the PRC Subsidiaries and other certain parties concerning the issuance and sale of the Series D-1 Preferred Shares to the Series D-1 Investor.

“Series D-1 Preferred Shareholder(s)”	means the registered holders of any Series D-1 Preferred Shares as of applicable point of time.

“Series D and Series D-1 Preferred Shareholder(s)”	means the registered holders of any Series D Preferred Shares and Series D-1 Preferred Shares as of applicable point of time.

“Series D-1 Redemption Closing”	means the date on which the Series D-1 Preferred Shares shall be redeemed as stipulated in Article 18(a)(i).

“Series D-1 Redemption Notice”	has the meaning ascribed to it in Article 18(a)(i).

“Series D-1 Redemption Price”	means the redemption price as stipulated in Article 18(a)(i).

“Tranquility Communications”	TRANQUILITY COMMUNICATIONS LIMITED a company duly incorporated and validly existing under the Laws of Republic of Seychelles.

“Shareholders’ Agreement”

means that certain Fifth Amended and Restated Shareholders’ Agreement by and among the Company, the Founders, the Founder Hold Cos, the HK Subsidiary, the Offshore Subsidiaries, the PRC Subsidiaries, the Series A Preferred Shareholders, the Series B Preferred Shareholders, the Series C Preferred Shareholders, the Series D Preferred Shareholders, the Series D-1 Preferred Shareholders and other certain parties dated January 10, 2017.

“Shares”	mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any Member.

“Share Premium Account”

means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Special Resolution”

means, subject to Article 19,(i) a resolution passed by Members who hold, in the aggregate, at least two-thirds (2/3) of the issued and outstanding Shares and who, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or, in the case of corporations, by their duly authorized representatives, at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given, or (ii) an unanimous resolution in writing, and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Statute”	means the Companies Law (as amended) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”

means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“written” and “in writing”	include all modes of representing or reproducing words in permanent legible visible form.

“Zhu Haiyan”	Zhu Haiyan a citizen of the PRC with her ID card number of 110102197107271149.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

2.             The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.             The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3A.                             Schedule A hereto shall form part of these Articles. If at any time there shall be any conflict between the provision of Schedule A and the provision contained in the remainder of these Articles, then the provisions of Schedule A shall prevail. Defined terms which are defined in Schedule A to these Articles shall bear the meaning ascribed thereto.

CERTIFICATES FOR SHARES

4.             Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates shall be signed by one or more Directors or other person authorized by the Directors and may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

For the avoidance of doubt, prior to the consummation of the Deferred Payment of Purchase Price, the certificate(s) representing Series D-1 Preferred Shares issued to the Series D-1 Preferred Shareholder(s) should be identified as “Unpaid Shares”. Upon the consummation of the Deferred Payment of Purchase Price, the certificate(s) representing Series D-1 Preferred Shares issued to the Series D-1 Preferred Shareholder(s) should be renewed accordingly.

5.             Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.             Subject to the relevant provisions, if any, in the Memorandum and the Articles (including Schedule A) and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preference, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7.             The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

For the avoidance of doubt, prior to the consummation of the Deferred Payment of Purchase Price, the register of Members of the Company should explicitly identify the Series D-1 Preferred Shares issued to Series D-1 Preferred Shareholder(s) as “Unpaid Shares”. Upon the consummation of the Deferred Payment of Purchase Price, the register of Members of the Company should be renewed accordingly.

TRANSFER OF SHARES

8.                                      Notwithstanding any provisions to the contrary in these Articles, a Member who holds Shares may not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Shares to any Person, whether directly or indirectly, except in compliance with Schedule A hereto. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register in respect thereof.

9.                                      The Directors shall register any transfer of Shares except such transfer is subject to restrictions set out in these Articles or where holders proposing or effecting the transfers of the Shares are subject to binding written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. If the Directors refuse to register a transfer they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor. Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

10.                               The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

RESTRICTIONS ON TRANSFERS OF SHARES

10A.                                                                                                                      Notwithstanding any provisions to the contrary in these Articles, a Member who holds Shares may not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Shares to any Person, whether directly or indirectly, except in compliance with Schedule A hereto.

10B.                                                                                                                      Drag-Along Rights.

(a)                                 Drag-Along Rights. If the holder(s) holding at least 77% of the Series A Preferred Shares, the holder(s) holding two thirds (2/3) of the then issued and outstanding Series B Preferred Shares, the holder(s) holding two thirds (2/3) of the then issued and outstanding Series B-1 Preferred Shares, the holder(s) holding a majority of the then outstanding Series C Preferred Shares , the holder(s) holding two thirds (2/3) of the then issued and outstanding Series D and Series D-1 Preferred Shares (collectively, the “Drag-Along Shareholder”), at any time after June 30, 2020 where the Company fails to complete a Qualified IPO or the shareholders of the Company (other than the holders of the Preferred Shares) do not agree to the IPO (either by action or omission), approve a sale or transfer of all or part of the assets or Equity Securities (as defined in Schedule A of these Articles) of the Company to a third party based on a pre-money valuation of the Company equal to or more than US$900,000,000 (each, a “Drag-Along Sale”), then, in any such event, upon written notice from the Drag-Along Shareholder requesting them to do so, each of the other shareholders of the Company (the “Dragged Shareholders”) shall vote, or give its written consent with respect to, all the Equity Securities held by them in favor of such proposed Drag-Along Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag-Along Sale, provided that the Dragged Shareholders who do not agree on the Drag-Along Sale shall be obligated to purchase, upon the request by any of the Series A Preferred Shareholders, the Series B Preferred Shareholders, the Series B-1 Preferred Shares, the Series C Preferred Shareholders and the Series D and Series D-1 Preferred Shareholders, all of the equity interest held by such Series A Preferred Shareholder, Series B Preferred Shareholder, the Series B-1 Preferred Shareholder, the Series C Preferred Shareholder, the Series D Preferred Shareholder or the Series D-1 Preferred Shareholder at the same price as the aforesaid third party have offered, and if such dissenting Dragged Shareholder(s) cannot purchase the equity interest to be sold by the said Series A Preferred Shareholder or Series B Preferred Shareholder or the Series B-1 Preferred Shareholder or Series C Preferred Shareholder or Series D Preferred Shareholder or Series D-1 Preferred Shareholder immediately, he/ she/it shall be deemed to have agreed to the Drag-Along Sale and shall take all necessary actions to make the director appointed by he/she/it (if applicable) to adopt the board resolution approving the Drag-Along Sale. Notwithstanding any provision to the contrary, the share transfer restrictions in these Articles shall not apply to any transfers made pursuant to this Article 10B.

(b)                                 Drag-Along Sale to a Competitor. If the purchaser of a proposed Drag-Along Sale is any Competitor (as defined in the Shareholders’ Agreement), AIL shall be entitled to a right of first refusal, at its sole discretion, to acquire all of such assets or Equity Securities of the Company being sold on equivalent terms and conditions as the proposed sale to the Competitor; provided that AIL shall consummate any such acquisition within three (3) months from the date that AIL receives the Drag-Along Notice (as defined below).

(c)                                  Representation and Undertaking.

(i)                                          Any such sale or disposition by the Dragged Shareholders shall be on the terms and conditions as the proposed Drag-Along Sale by the Drag-Along Shareholder. Such Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any Law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders is a party or by which they are bound and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by Law, the purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of such Dragged Shareholders as the case may be, under the terms of the agreements relating to such Drag-Along Sale.

(ii)                                       Each of the Dragged Shareholders undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority or any third party, which are required to be obtained or made in connection with the Drag-Along Sale, and to pay its pro rata expenses incurred in connection with the Drag-Along Sale.

(d)                                 Drag-Along Notice. Prior to making any Drag-Along Sale in which the Drag-Along Shareholder wishes to exercise its rights under this Article 10B, the Drag-Along Shareholder shall provide the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (a) the name and address of the purchasers; (b) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the purchasers; (c) the Drag-Along Sale Date; (d) the number of shares held of record by the Drag-Along Shareholder on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholder; and (e) the number of shares of the Dragged Shareholders to be included in the Drag-Along Sale.

(e)                                  Transfer Certificate. On the Drag-Along Sale Date, each of Drag-Along Shareholder and the Dragged Shareholders shall each deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Equity Securities to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

(f)                                   Payment. If the Drag-Along Shareholder or the Dragged Shareholders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case they fail to deliver certificates evidencing their shares as described in this Article 10B, they shall for all purposes be deemed no longer to be a shareholder of the Company (with the record books of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any such shares held by such shareholders.

Notwithstanding any other articles herein, if a Drag-Along Sale occurs prior to the consummation of the Deferred Payment of Purchase Price, unless otherwise agreed by the Company and the Series D-1 Investor, the purchase price made available to the Series D-1 Investor, either as the Drag-Along Shareholder or the Dragged Shareholder, for such Drag-Along Sale (the “Drag-Along Payment”) shall be distributed in the following manner: (A) WFOE shall repay the Domestic Loan to the Investor’s Affiliate pursuant to this Agreement and the Domestic Loan Agreement; (B) the amount equal to the Drag-Along Payment minus the Purchase Price (equal to the principal amount of the Domestic Loan) shall be paid to the Series D-1 Investor; and (C) the amount equal to the Purchase Price as part of the Drag-Along Payment shall be paid to the Company or any other party designated by the Company..

REDEEMABLE SHARES

11.                               (a)                                 Subject to the provisions of the Statute, these Articles, and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by a Special Resolution determine.

(b)                                 Subject to the provisions of the Statute, these Articles, and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that, except in the case of a purchase in accordance with Article 127, the manner of purchase has first been authorized by the Company in general meeting by Special Resolution and may make payment therefor in any manner authorized by the Statute, including out of its capital.

VARIATION OF RIGHTS OF SHARES

12.                               Subject to Article 19, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders representing at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one third (1/3) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13.                               The rights conferred upon the holders of the shares of any class issued with preference or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.                               [Intentionally Omitted]

CONVERSION OF PREFERRED SHARES

15.                               The holders of the Preferred Shares have the conversion rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the applicable Actual Issue Price divided by the then-effective Conversion Price. The “Conversion Price” shall initially equal the applicable Actual Issue Price, and each shall be adjusted from time to time as provided in Article 16 below, no less than par value (the “Applicable Conversion Price” and each a “Conversion Price”). For the avoidance of doubt, the initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1, unless the Applicable Conversion Price is adjusted from time to time pursuant to the Article 16 below.

(a)                                 Optional Conversion. Subject to and in compliance with the provisions of this Article 15(a) and subject to complying with the requirements of the Statute, any Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Applicable Conversion Price.

(b)                                 Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series D-1 Preferred Shares, as the case may be, shall automatically be converted, based on the then-effective Applicable Conversion Price into Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO (with respect to all Preferred Shares), (ii) the vote or written consent of the holders of more than two thirds (2/3) of the then issued and outstanding Series A Preferred Shares or Series B Preferred Shares or Series B-1 Preferred Shares (with respect to Series A Preferred Shares or Series B Preferred Shares or Series B-1 Preferred Shares only), (iii) the vote or written consent of the holders of a majority of the then issued and outstanding Series C Preferred Shares (with respect to Series C Preferred Shares only), or (iv) the vote or written consent of the holders of more than two thirds (2/3) of the then issued and outstanding Series D and Series D-1 Preferred Shares (with respect to Series D Preferred Shares only) as the case may be.

(c)                                  Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Applicable Conversion Price, or shall be rounded up to one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled for issuance. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the applicable Preferred Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to such holder of the Preferred Shares a certificate or certificates for, a copy of the Company’s register of Member showing such holder of the Preferred Shares as a holder of the number of Ordinary Shares to which the holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. The Preferred Shares converted into Ordinary Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

The Company may give effect to any conversion pursuant to the Articles by one or more of the following methods:

(i)                                     If the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which such Preferred Shares convert such that each Preferred Share is convertible into one (1) Ordinary Share and both the Preferred Share and the Ordinary Share have the same par value, the Company may, by resolution of the Board, redesignate the Preferred Shares to Ordinary Shares. On re-designation, each Preferred Share to be converted shall become an Ordinary Share with the rights, privileges, terms and obligations of the class of Ordinary Shares and the converted Ordinary Shares shall thenceforth form part of the class of the Ordinary Shares (and shall cease to form part of the class of Preferred Shares for all purposes).

(ii)                                  The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Ordinary Shares in relevant number.

(iii)                               The Board may by resolution adopt any other method permitted by Statute including capitalizing reserves to pay up new Ordinary Shares, or by making a fresh issue of Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.

(d)                                 Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, free of liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company shall take such corporate action as may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e)                                  Cessation of Certain Rights on Conversion. Subject to Article 15(c), on the date of conversion of any Preferred Shares to Ordinary Shares, the holder of the Preferred Shares to be converted shall cease to be entitled to any rights in respect of such Preferred Shares and accordingly his name shall be removed from the register of Members as the holder of such Preferred Shares and shall correspondingly be inserted onto the register of Members as the holder of the number of Ordinary Shares into which such Preferred Shares convert.

(f)                                   Ordinary Shares Resulting from Conversion. The Ordinary Shares resulting from the conversion of the Preferred Shares:

(i)                                 shall be credited as fully paid and non-assessable;

(ii)                              shall rank pari passu in all respects and form one class with the Ordinary Shares then issued; and

(iii)                           shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion.

ADJUSTMENTS TO APPLICABLE CONVERSION PRICE

16.                               (a)                                 Special Definitions. For purposes of this Article 16, the following definitions shall apply:

(i)                                  “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                               “Convertible Securities” shall mean any notes, debentures, Preferred Shares or other securities or rights which are ultimately convertible into or exchangeable for Ordinary Shares.

(iii)                            “Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 16(c), deemed to be issued) by the Company, other than:

(A)                               Preferred Shares issued pursuant to the Series A Preferred Shares Subscription Agreement, the Series B Preferred Shares Subscription Agreement, the Series B-1 Preferred Shares Purchase Agreement, the Series C Preferred Shares Purchase Agreement, the Series D Preferred Shares Purchase Agreement, the Series D-1 Preferred Shares Purchase Agreement or the Investor Warrants.

(B)                               Ordinary Shares issued upon conversion of Preferred Shares;

(C)                               Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Board (including the affirmative vote of the Series A Director, the Series B Director and the Series C Director);

(D)                               those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 16(e), 16(f) or 16(g) hereof; and

(E)                                those issued upon exercise or conversion of outstanding Options issued and outstanding as of the Series B Original Issue Date.

(b)                                 No Adjustment of Applicable Conversion Price. No adjustment in any Applicable Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration for any Additional Ordinary Share issued or deemed to be issued by the Company is less than such Applicable Conversion Price in effect on the date of any immediately prior to such issue.

(c)                                  Deemed Issue of Additional Ordinary Shares. In the event the Company issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to sub-paragraph (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that no adjustment of Applicable Conversion Price and no deemed issuance of Additional Ordinary Shares unless the consideration per share (determined pursuant to Article 16(d) hereof) of such Additional Ordinary Shares would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)                             no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                          if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                       upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)                               in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)                               in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)                      no re-adjustment pursuant to sub-paragraph (ii) or (iii) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such re-adjustment date; and

(v)                         in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in sub-paragraph (iii) above.

(vi)                      Adjustment of Applicable Conversion Price Upon Issuance of Additional Ordinary Shares. In the event that the Company shall issue Additional Ordinary Shares for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (rounding down to the nearest cent) determined by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares (as converted) outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares so issued would purchase at such Applicable Conversion Price, and the denominator of which shall be the number of Ordinary Shares (as converted) outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued (the “NCP”). Notwithstanding the foregoing, the Applicable Conversion Price of Preferred Shares shall not be reduced at such time if the amount of such reduction would be less than US$0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal US$0.01 or more in the aggregate. For the purposes of this Article 16, all Ordinary Shares directly or indirectly issuable upon conversion of all outstanding Preferred Shares shall be deemed to be issued and outstanding.

(vii)                   Adjustment of Applicable Conversion Price and Transfer Arrangement Upon Issuance of Additional Ordinary Shares in the Next Round of Financing Following the Series D-1 Closing.

(A)                               In the event that the Company shall issue or shall be deemed to issue Additional Ordinary Shares in the next round of financing following the Initial Closing as defined in the Series D-1 Preferred Shares Purchase Agreement (the “Series D-1 Closing”) for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the Applicable Conversion Price, the Applicable Conversion Price shall be adjusted to the NCP in accordance with the above Article 16(c)(vi). For the avoidance of doubt, if the conversion occurs prior to the consummation of the Deferred Payment of Purchase Price, any Ordinary Shares converted from Series D-1 Preferred Shares should be identified as “Unpaid Shares” on the share certificates and the register of Members of the Company until the consummation of the Deferred Payment of Purchase Price.

In addition to the adjustment of the Applicable Conversion Price to the NCP, each Founder Hold Co and Haiyan’s Holdco, shall transfer such number of the Ordinary Shares to the holders of Series D Preferred Shares on a pro rata basis and/or the holders of Series D-1 Preferred Shares as calculated separately below:

Total number of the Ordinary Shares to be transferred to the holders of Series D Preferred Shares or the holders of Series D-1 Preferred Shares = IM/ (OS/1.12 N) – IM/NCP

Where:

IM = For the holders of Series D Preferred Shares, the total consideration received by the issuance or sale of the Series D Preferred Shares; for the holders of Series D-1 Preferred Shares, prior to the consummation of the Deferred Payment of Purchase Price, the principal amount of the Domestic Loan received by the WFOE, and upon the consummation of the Deferred Payment of Purchase Price, the total consideration received by the issuance or sale of the Series D-1 Preferred Shares

OS = the issue price per share for the issuance or sale of the Additional Ordinary Shares

N = For the holders of Series D Preferred Shares, the number of the days passed since the issuance date of Series D Preferred Shares till the date when the issuance of Additional Ordinary Shares is closed, divided by 365; for the holders of Series D-1 Preferred Shares, the number of the days passed since the issuance date of Series D-1 Preferred Shares till the date when the issuance of Additional Ordinary Shares is closed, divided by 365.

For the avoidance of doubt, prior to the consummation of the Deferred Payment of Purchase Price, any Ordinary Shares to be transferred to the holders of Series D-1 Preferred Shares should be identified as “Unpaid Shares” on the share certificates and the register of Members of the Company. Upon the consummation of the Deferred Payment of Purchase Price, the certificate representing such shares and register of Members should be renewed accordingly.

(B)                               In the event that the Company shall issue or shall be deemed to issue Additional Ordinary Shares in the next round of financing following the Series D-1 Closing for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than 1.12N times of the Applicable Conversion Price in effect on the date immediately prior to such issue, but is equal to or greater than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Applicable Conversion Price for the Series D Preferred Shares and/or the Series D-1 Preferred Shares shall remain unchanged but each Founder Hold Co and Haiyan’s Holdco shall transfer such number of the Ordinary Shares to the holders of Series D Preferred Shares on a pro rata basis and/or the holders of Series D-1 Preferred Shares as calculated separately below:

Total number of the Ordinary Shares to be transferred to the holders of Series D Preferred Shares or the holders of Series D-1 Preferred Shares = IM/ (OS/1.12 N) – ON

Where:

IM = For the holders of Series D Preferred Shares, the total consideration received by the issuance or sale of the Series D Preferred Shares; for the holders of Series D-1 Preferred Shares, prior to the consummation of the Deferred Payment of Purchase Price, the principal amount of the Domestic Loan received by the

WFOE, and upon the consummation of the Deferred Payment of Purchase Price, the total consideration received by the issuance or sale of the Series D-1 Preferred Shares

OS = the issue price per share for the issuance or sale of the Additional Ordinary Shares

N = For the holders of Series D Preferred Shares, the number of the days passed since the issuance date of Series D Preferred Shares till the date when the issuance of Additional Ordinary Shares is closed, divided by 365; for the holders of Series D-1 Preferred Shares, the number of the days passed since the issuance date of Series D-1 Preferred Shares till the date when the issuance of Additional Ordinary Shares is closed, divided by 365

ON = For the holders of Series D Preferred Shares, the total number of Series D Preferred Shares held by Series D Investors; for the holders of Series D-1 Preferred Shares, the total number of Series D-1 Preferred Shares held the holders of Series D-1 Preferred Shares

For the avoidance of doubt, prior to the consummation of the Deferred Payment of Purchase Price, any Ordinary Shares to be transferred to the holders of Series D-1 Preferred Shares should be identified as “Unpaid Shares” on the share certificates and the register of Members of the Company. Upon the consummation of the Deferred Payment of Purchase Price, the certificate representing such shares and register of Members should be renewed accordingly.

(C)                               For the avoidance of doubt, the number of Ordinary Shares to be transferred by each Founder Hold Co and Haiyan’s Holdco will be distributed to and among the Series D Investors on a pro rata basis, and/or to the Series D-1 Investors and any other shareholders of the Company shall be deemed to have waived any and all the preferred rights (including but not limited to the rights of first refusal and co-sale rights) in relation to such Ordinary Shares to be transferred under this Article16(c)(vii).

(D)                               Furthermore, for the avoidance of doubt, the adjustment under this Article 16(c)(vii) shall only apply to the Company’s next round of financing following the Series D-1 Closing with respect to the Series D Investors and the Series D-1 Investors, and any issuance of Additional Ordinary Shares or deemed issuance of the Additional Ordinary Shares other than in the next round of financing following the Series D-1 Closing will not trigger the adjustment under Article 16(c)(vii) in any circumstances.

(d)                                 Determination of Consideration. For purposes of this Article 16, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)                             Cash and Property. Except as provided in sub-paragraph (ii) below, such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)                               in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in sub-paragraphs (A) and (B) above, as determined in good faith by the Directors.

(ii)                          Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 16(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)                               the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)                               the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)                                  Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f)                                   Adjustments for Other Distributions. In the event the Company makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event, provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 16 with respect to the rights of the holders of the Preferred Shares.

(g)                                  Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each applicable Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the applicable Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(h)                                 No Impairment. The Company shall not, by amendment of these Articles or its Memorandum or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article 16 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Shares hereunder against impairment.

(i)                                     Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the Conversion Price pursuant to this Article 16, the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the Applicable Conversion Prices at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Preferred Shares.

(j)                                    Miscellaneous.

(i)                          All calculations under this Article 16 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of a Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii)                       Each of the holders representing more than two thirds (2/3) of the Series A Preferred Shares, the holders representing more than two thirds (2/3) of the Series B Preferred Shares and the Series B-1 Preferred Shares, the holders representing a majority of the Series C Preferred Shares, and the holders representing a majority of the Series D and Series D-1 Preferred Shares shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 16, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

NOTICES OF RECORD DATE

17.                               In the event that the Company shall propose at any time:

(a)                                 to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)                                 to offer for subscription to the holders of any class or series of its shares on a pro-rata basis, any additional shares of shares of any class or series or other rights;

(c)                                  to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)                                 to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall send to the holders of the Preferred Shares:

(i)                             at least twenty (20) days’ prior written notice specifying the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)                          in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice specifying the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION

18.                               The following right of redemption shall terminate upon IPO:

(a)                                 Redemption of Series D Preferred Shares and fully paid Series D-1 Preferred Shares.

(i)                             In the event that (i) the daily active users of TouchPal Contact(触宝电话)   fails to reach 100,000,000 or the daily active users of Touchpal Keyboard(触宝输入法)  fails to reach 30,000,000 by December 31, 2016 according to the audit report prepared by one of the Big 4 accounting firms; (ii) the Company fails to submit a formal application for a Qualified IPO at an securities exchange in the US or Hong Kong or PRC by June 30, 2019; (iii) the Company fails to complete a Qualified IPO by June 30, 2020; (iv) any of the Events of Default occurs; or (v) any redemption required by holder of Series C Preferred Shares pursuant to this Article 18 (b), any redemption required by holder of Series B-1 Preferred Shares pursuant to this Article 18 (c), any redemption required by holder of Series B Preferred Shares pursuant to this Article 18 (d) or any redemption required by holder of Series A Preferred Shares pursuant to this Article 18 (e), each Series D Preferred Share and/or Series D-1 Preferred Share then issued, fully paid and outstanding shall be redeemable at the option of each holder of the Series D

Preferred Shares and/or Series D-1 Preferred Shares, out of funds legally available therefor, in accordance with this Article 18. Following receipt of the request for redemption from such holders, the Company or any third party designated by the Company shall, within fifteen (15) Business Days, give written notice (with respect to the notice to the holders of the Series D Preferred Shares, the “Series D Redemption Notice”, with respect to the notice to the holders of the Series D-1 Preferred Shares, the “Series D-1 Redemption Notice”) to each holder of record of a Series D Preferred Share and/or each holder of record of as a Series D-1 Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of the Series D Preferred Shares and/or the holders of the Series D-1 Preferred Shares have elected redemption of such Series D Preferred Shares or Series D-1 Preferred Shares pursuant to the provisions of this Article 18, shall specify the redemption date, and shall submit their respective share certificates to the Company on or before the scheduled redemption date. The redemption price with respect to each Series D Preferred Share (the “Series D Redemption Price”) shall be the Actual Issue Price and an annual interest calculated at an Internal Rate of Return of twelve percent (12%) based on the applicable Actual Issue Price per Series D Preferred Share, where applicable, (adjusted for any share splits, share transfer, share dividends, combinations, recapitalizations and similar transactions), excluding all the distributed dividends (if any) with respect thereto up to the date of redemption from the date of issuance of such Preferred Share and up to and including the date of receipt by the holder thereof of the full Series D Redemption Price. The redemption price with respect to each Series D-1 Preferred Share (the “Series D-1 Redemption Price”) shall be the Actual Issue Price and an annual interest calculated at an Internal Rate of Return of twelve percent (12%) based on the applicable Actual Issue Price per Series D-1 Preferred Share, where applicable, (adjusted for any share splits, share transfer, share dividends, combinations, recapitalizations and similar transactions), excluding all the distributed dividends (if any) with respect thereto up to the date of redemption from the date of issuance of such Preferred Share and up to and including the date of receipt by the holder thereof of the full Series D-1 Redemption Price. Without prejudice to the foregoing, the applicable Internal Rate of Return shall be replaced with a fifteen percent (15%) if the redemption is triggered by the occurrence of the any Event of Default. The closing of the redemption (the “Series D Redemption Closing”) of any Series D Preferred Shares and/or the closing of the redemption (the “Series D-1 Redemption Closing”) of any Series D-1 Preferred Shares pursuant to this Article 18(a) will take place within forty-five (45) Days of the date of the Series D Redemption Notice and/or Series D-1 Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Series D Preferred Shares and/or the holders of a majority of the Series D Preferred Shares and the Company may mutually agree in writing. At the Series D Redemption Closing and/or the Series D-1 Redemption Closing, subject to applicable Law, the Company will, from any source of assets or funds legally available therefore, redeem the Series D Preferred Shares and/or Series D-1 Preferred Shares held by the holder who elected the redemption by paying in cash therefore the Series D Redemption Price and/or Series D-1 Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Series D Redemption Closing and/or the Series D-1 Redemption Closing, if the Company makes the Series D Redemption Price or Series D-1 Redemption Price available to a holder of a Series D Preferred Share or a holder of a Series D-1 Preferred Share or the party otherwise agreed herein, all rights of the holder of such Series D Preferred Share or such Series D-1 Preferred Share (except the right to receive the Series D Redemption Price and/or Series D-1 Redemption Price therefore) will cease with respect to such Series D Preferred Share or Series D-1 Preferred Share, and such Series D Preferred Share or Series D-1 Preferred Share will be cancelled and will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(ii)                          The redemption rights of the Series D-1 Preferred Shares or Series D Preferred Shares shall rank in priority to the redemption rights of the Series C Preferred Shares,

the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and any other series or class of the Company’s shares that have been authorized. If the Company receives any notice from any holder of shares (other than Series D Preferred Shares and Series D-1 Preferred Shares) requesting any redemption, the Company shall notify each holder of Series D Preferred Shares and Series D-1 Preferred Shares immediately, and the holders of Series D Preferred Shares and Series D-1 Preferred Shares shall be entitled to require the Company to redeem all or part of the issued and outstanding Series D Preferred Shares and Series D-1 Preferred Shares at the applicable Redemption Price for such Preferred Shares, in preference to any redemption to any other holder of shares , out of funds legally available therefor, in accordance with Article 18. For the avoidance of doubt, redemption rights of the Series D-1 Preferred Shares and Series D Preferred Shares shall be deemed to rank pari passu in all respects in accordance with this Article 18.

(b)                                 Redemption of Series C Preferred Shares.

(i)                             In the event that (i) a Qualified IPO does not take place by June 30, 2020, (ii) there occurs any material breach by any of the Group Companies or the Founders which would reasonably be expected to have a Material Adverse Effect (as defined in the Series D-1 Preferred Shares Purchase Agreement, (iii) there is any change in the PRC legal environment regarding the corporate structure of any Group Company which would reasonably be expected to have a Material Adverse Effect, or (iv) any holder of Series B-1 Preferred Shares, Series B Preferred Shares or Series A Preferred Shares exercises its redemption right under this Article 18, each Series C Preferred Share then issued and outstanding shall be redeemable at the option of each holder of the Series C Preferred Shares, out of funds legally available therefor, in accordance with Article 18. Following receipt of the request for redemption from such holders, the Company shall, within fifteen (15) Business Days, give written notice (the “Series C Redemption Notice”) to each holder of record of a Series C Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of the Series C Preferred Shares have elected redemption of all of such Series C Preferred Shares pursuant to the provisions of this Article 18, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price with respect to each Series C Preferred Share (the “Series C Redemption Price”) shall be one hundred and fifty percent (150%) of the applicable Actual Issue Price per Series C Preferred Share (adjusted for any share splits, share transfer, share dividends, combinations, recapitalizations and similar transactions), plus all accumulated dividends declared and unpaid with respect thereto up to the date of redemption (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions). The closing of the redemption (the “Series C Redemption Closing”) of any Series C Preferred Shares pursuant to this Article 18(b) will take place within ninety (90) days of the date of the Series C Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Series C Preferred Shares and the Company may mutually agree in writing. At the Series C Redemption Closing, subject to applicable Law, the Company will, from any source of assets or funds legally available therefore, redeem the Series C Preferred Shares held by the holder who elected the redemption by paying in cash therefore the Series C Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Series C Redemption Closing, if the Company makes the Series C Redemption Price available to a holder of a Series C Preferred Share, all rights of the holder of such Series C Preferred Share (except the right to receive the Series C Redemption Price therefore) will cease with respect to such Series C Preferred Share, and such Series C Preferred Share will be cancelled and will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(ii)                          The redemption rights of the Series C Preferred Shares shall rank in priority to the redemption rights of the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and any other series or class of the Company’s shares that have been authorized. If the Company receives any notice from any holder of shares (other than Series C Preferred Shares) requesting any redemption, the Company shall notify each holder of Series C Preferred Shares immediately, and the holders of Series C Preferred Shares shall be entitled to require the Company to redeem all or part of the issued and outstanding Series C Preferred Shares at the Series C Redemption Price, in preference to any redemption to any other holder of shares, out of funds legally available therefor, in accordance with Article 18.

(c)                                  Redemption of Series B-1 Preferred Shares.

(i)                             In the event that (i) a Qualified IPO does not take place by June 30, 2020, (ii) there occurs any material breach by any of the Group Companies or the Founders which could reasonably be expected to have a Material Adverse Effect, (iii) there is any change in the PRC legal environment regarding the corporate structure of any Group Company which could reasonably be expected to have a Material Adverse Effect, or (iv) any holder of Series B Preferred Shares or Series A Preferred Shares exercises its redemption right under this Article 18, each Series B-1 Preferred Share then issued and outstanding shall be redeemable at the option of each holder of the Series B-1 Preferred Shares, out of funds legally available therefor, in accordance with Article 18. Following receipt of the request for redemption from such holders, the Company shall, within fifteen (15) Business Days, give written notice (the “Series B-1 Redemption Notice”) to each holder of record of a Series B-1 Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of the Series B-1 Preferred Shares have elected redemption of all of such Series B-1 Preferred Shares pursuant to the provisions of this Article 18, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price with respect to each Series B-1 Preferred Share (the “Series B-1 Redemption Price”) shall be one hundred and fifty percent (150%) of the applicable Actual Issue Price per Series B-1 Preferred Share (adjusted for any share splits, share transfer, share dividends, combinations, recapitalizations and similar transactions), plus all accumulated dividends declared and unpaid with respect thereto up to the date of redemption (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions). The closing of the redemption (the “Series B-1 Redemption Closing”) of any Series B-1 Preferred Shares pursuant to this Article 18(c) will take place within ninety (90) days of the date of the Series B-1 Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Series B-1 Preferred Shares and the Company may mutually agree in writing. At the Series B-1 Redemption Closing, subject to applicable Law, the Company will, from any source of assets or funds legally available therefore, redeem the Series B-1 Preferred Shares held by the holder who elected the redemption by paying in cash therefore the Series B-1 Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Series B-1 Redemption Closing, if the Company makes the Series B Redemption Price available to a holder of a Series B-1 Preferred Share, all rights of the holder of such Series B-1 Preferred Share (except the right to receive the Series B Redemption Price therefore) will cease with respect to such Series B-1 Preferred Share, and such Series B-1 Preferred Share will be cancelled and will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(ii)                          The redemption rights of the Series B-1 Preferred Shares shall rank in priority to the redemption rights of the Series B Preferred Shares, the Series A Preferred Shares and any other series or class of the Company’s shares that have been authorized. If the Company receives any notice from any holder of shares (other than Series B-1 Preferred Shares)

requesting any redemption, the Company shall notify each holder of Series B Preferred Shares immediately, and the holders of Series B-1 Preferred Shares shall be entitled to require the Company to redeem all or part of the issued and outstanding Series B-1 Preferred Shares at the Series B-1 Redemption Price, in preference to any redemption to any other holder of shares, out of funds legally available therefor, in accordance with Article 18.

(d)                                 Redemption of Series B Preferred Shares.

(i)                             In the event that (i) a Qualified IPO does not take place by June 30, 2020, (ii) there occurs any material breach by any of the Group Companies or the Founders which could reasonably be expected to have a Material Adverse Effect, (iii) there is any change in the PRC legal environment regarding the corporate structure of any Group Company which could reasonably be expected to have a Material Adverse Effect, or (iv) any holder of Series A Preferred Shares exercises its redemption right under this Article 18, each Series B Preferred Share then issued and outstanding shall be redeemable at the option of each holder of the Series B Preferred Shares, out of funds legally available therefor, in accordance with Article 18. Following receipt of the request for redemption from such holders, the Company shall, within fifteen (15) Business Days, give written notice (the “Series B Redemption Notice”) to each holder of record of a Series B Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of the Series B Preferred Shares have elected redemption of all of such Series B Preferred Shares pursuant to the provisions of this Article 18, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price with respect to each Series B Preferred Share (the “Series B Redemption Price”) shall be one hundred and fifty percent (150%) of the applicable Actual Issue Price per Series B Preferred Share (adjusted for any share splits, share transfer, share dividends, combinations, recapitalizations and similar transactions), plus all accumulated dividends declared and unpaid with respect thereto up to the date of redemption (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions). The closing of the redemption (the “Series B Redemption Closing”) of any Series B Preferred Shares pursuant to this Article 18(d) will take place within ninety (90) days of the date of the Series B Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Series B Preferred Shares and the Company may mutually agree in writing. At the Series B Redemption Closing, subject to applicable Law, the Company will, from any source of assets or funds legally available therefore, redeem the Series B Preferred Shares held by the holder who elected the redemption by paying in cash therefore the Series B Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Series B Redemption Closing, if the Company makes the Series B Redemption Price available to a holder of a Series B Preferred Share, all rights of the holder of such Series B Preferred Share (except the right to receive the Series B Redemption Price therefore) will cease with respect to such Series B Preferred Share, and such Series B Preferred Share will be cancelled and will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(ii)                          The redemption rights of the Series B Preferred Shares shall rank in priority to the redemption rights of the Series A Preferred Shares and any other series or class of the Company’s shares that have been authorized. If the Company receives any notice from any holder of shares (other than Series B Preferred Shares) requesting any redemption, the Company shall notify each holder of Series B Preferred Shares immediately, and the holders of Series B Preferred Shares shall be entitled to require the Company to redeem all or part of the issued and outstanding Series B Preferred Shares at the Series B Redemption Price, in preference to any redemption to any other holder of shares, out of funds legally available therefor, in accordance with Article 18.

(e)                                  Redemption of Series A Preferred Shares. Subject to Article 18(a), (b) (c) and (d), at any time after June 30, 2020, the Company does not close a Qualified IPO, each Series A Preferred Share then issued and outstanding shall be redeemable at the option of each holder of the Series A Preferred Shares, out of funds legally available therefor, in accordance with the following terms. Subject to Article 18(a), (b), (c) and (d), at any time after August 6, 2012 but before June 30, 2020, if all or substantially all of the assets of any Group Company are sold, or any Group Company is acquired or consolidated in which the shareholders of any Group Company immediately after such acquisition or consolidation hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, each Series A Preferred Share then issued and outstanding shall be redeemable at the option of each holder of the Series A Preferred Shares who does not agree to such acquisition or consolidation, out of funds legally available therefor, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) Business Days give written notice (the “Series A Redemption Notice”) to each holder of record of a Series A Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of the Series A Preferred Shares have elected redemption of all of such Series A Preferred Shares pursuant to the provisions of this Article 18, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price with respect to each Series A Preferred Share (the “Series A Redemption Price”, together with Series C Redemption Price, Series B-1 Redemption Price and Series B Redemption Price, the “Redemption Price”) shall be one hundred and fifty percent (150%) of the applicable Actual Issue Price per Series A Preferred Share (adjusted for any share splits, share transfer, share dividends, combinations, recapitalizations and similar transactions), plus all accumulated dividends declared and unpaid with respect thereto up to the date of redemption (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions). The closing of the redemption (the “Series A Redemption Closing”, together with Series C Redemption Closing, Series B-1 Redemption Closing and Series B Redemption Closing, the “Redemption Closing”) of any Series A Preferred Shares pursuant to this Article 18(e) will take place within ninety (90) days of the date of the Series A Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Series A Preferred Shares and the Company may mutually agree in writing. At the Series A Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem the Series A Preferred Shares held by the holder who elected the redemption by paying in cash therefore the Series A Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Series A Redemption Closing, if the Company makes the Series A Redemption Price available to a holder of a Series A Preferred Share, all rights of the holder of such Series A Preferred Share (except the right to receive the Series A Redemption Price therefore) will cease with respect to such Series A Preferred Share, and such Series A Preferred Share will be cancelled and will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(f)                                   Insufficient Funds. Subject to Article 18(a), if the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 18 is due are insufficient to pay in full all redemption payments to be paid at the applicable Redemption Closing, at the sole discretion of the holders of the Series D-1 Preferred Shares, the Series D Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series A Preferred Shares, as the case may be, the holders of the Series D-1 Preferred Shares, the Series D Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series A Preferred Shares, as the case may be, may choose either (A) (i) those assets or funds which are legally available shall be used to the extent permitted by applicable Law to pay all redemption payments of Series D-1

Preferred Shares and Series D Preferred Shares, on a pro rata basis, due on such date before making any redemption payments of Series C Preferred Shares, Series B-1 Preferred Shares, Series B Preferred Shares and Series A Preferred Shares; if any assets or funds left after making the foregoing redemption, the assets and funds available shall be used to the extent permitted by applicable Law to pay all redemption payments of Series C Preferred Shares due on such date before making any redemption payments of Series B-1 Preferred Shares, Series B Preferred Shares and Series A Preferred Shares; if any assets or funds left after making the foregoing redemption, the assets and funds available shall be used to the extent permitted by applicable Law to pay all redemption payments of Series B-1 Preferred Shares due on such date before making any redemption payments of Series B Preferred Shares and Series A Preferred Shares; if any assets or funds left after making the foregoing redemption, the assets and funds available shall be used to the extent permitted by applicable Law to pay all redemption payments of Series B Preferred Shares due on such date before making any redemption payments of Series A Preferred Shares and (ii) the Company shall execute and deliver to each holder a promissory note (the “Redemption Triggered Debt”) for the full amount of the redemption payment due but not paid to such holder pursuant to sub-paragraph (i) above; provided, that such promissory note shall be due and payable no later than twelve (12) months of the applicable Redemption Closing, and the Founders shall be jointly and severally liable for such Redemption Triggered Debt, provided that the note to the holders of the Series D-1 Preferred Shares and the holders of the Series D Preferred Shares shall rank senior to the note to the holders of the Series C Preferred Shares, the holders of the Series B-1 Preferred Shares, the holders of the Series B Preferred Shares and Series A Preferred Shares, the note to the holders of the Series C Preferred Shares shall rank senior to the note to the holders of the Series B-1 Preferred Shares, the holders of the Series B Preferred Shares and Series A Preferred Shares, and the note to the holders of the Series B-1 Preferred Shares shall rank senior to the note to the holders of the Series B Preferred Shares and Series A Preferred Shares, the note to the holders of the Series B Preferred Shares shall rank senior to the note to the holders of the Series A Preferred Shares; or (B) the Company and the Members of the Company shall take all necessary actions to cause the Company to be liquidated immediately and the holders of the Preferred Shares to be redeemed shall be entitled to be paid, with respect to each Preferred Shares then outstanding and held by it, the higher of (i) the applicable Liquidation Preference and (ii) the applicable Redemption Price outstanding, provided that the Series D-1 Preferred Shares and the Series D Preferred Shares shall also rank senior to the Series C Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares and Series A Preferred Shares, the Series C Preferred Shares shall also rank senior to the Series B-1 Preferred Shares, the Series B Preferred Shares and Series A Preferred Shares, the Series B-1 Preferred Shares shall also rank senior to the Series B Preferred Shares and Series A Preferred Shares, and the Series B Preferred Shares shall also rank senior to the Series A Preferred Shares with respect to the payment of such amount.

(g)                                  Other Limited Redemption. If the Company is otherwise prohibited by applicable Law from redeeming all Preferred Shares to be redeemed at the applicable Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable Law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon following the priority of redemption as set out in Article 18(a), (b) (c), (d) and (e). Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

(h)                                 Un-redeemed Shares. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment or the amount due under the Redemption Triggered Debt but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

VOTING RIGHTS; PROTECTIVE PROVISIONS

19.                               (1)                                 General Rights. Subject to the provisions of these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of each Preferred Shares shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in these Articles, or as required by the Statue, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

(2)                                 Preferred Shareholder Protective Provisions.

(a)                                 In addition to any other vote or consent required elsewhere in the Shareholders’ Agreement and these Articles or by the applicable law, for so long as the Series D-1 Preferred Shares, the Series D Preferred Shares, the Series C Preferred Shares or the Series B-1 Preferred Shares or the Series B Preferred Shares or Series A Preferred Shares (as the case may be) remain issued and outstanding, in addition to any requirements set forth in these Articles or by the applicable Laws, the Company and each member of the Group Companies shall not, and the Company and the Founders shall cause each member of the Group Companies and the Founder Hold Cos not to (by way of shareholders resolutions, board resolutions or other means), without (i) the prior approval of the Series A Preferred Shareholders who hold at least a majority of the then issued and outstanding Series A Preferred Shares, (ii) the prior approval of the Series B Preferred Shareholders and Series B-1 Preferred Shareholders who hold at least a majority of the then issued and outstanding Series B Preferred Shares, (iii) the prior approval of the Series B-1 Investors who hold at least a majority of the then issued and outstanding Series B-1 Preferred Shares; (iv) the prior approval of the Series C Preferred Shareholders who hold at least a majority of the then issued and outstanding Series C Preferred Shares; and (v) the prior approval of the Series D and Series D-1 Investors who hold at least a majority of the then issued and outstanding Series D and Series D-1 Preferred Shares, take any action that would (for the purpose of this Article 19(2), the term for the Company below shall also include the members of the Group Companies) :

(i)                           alter, amend or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Preferred Shares, whether such amendment or change is absolute or in relation to other classes of shares, including without limitation, the authorization of creation or issuance (by reclassification, subsequent financing or otherwise) of any new class or series of shares that have rights, preferences or privileges senior to or on a parity with the Preferred Shares;

(ii)                           create or authorize the creation of or issue (by reclassification or otherwise) any new class or series of shares or any other security convertible into or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Preferred Shares, or increase the authorized number of the Preferred Shares;

(iii)                           result in any new issuance of any equity securities of the Company and/or any of its Subsidiaries to the Founders or to any third party, excluding (1) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (2) the issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans approved by the Board;

(iv)                         result in the payment or declaration of any dividend on any Shares of the Company;

(v)                          purchase or redeem or pay any dividend on any shares prior to the Preferred Shares, excluding the shares repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost;

(vi)                        create or authorize the creation of any debt security that is not already included in a Board-approved budget (other than equipment leases or bank lines of credit) unless such debt security has received the prior approval of the Board of Directors (including the approval of the Series A Director, the Series B Director and the Series C Director) and

(vii)                           increase or decrease the size of the Board of Directors.

(b)                                 Notwithstanding any other provision in these Articles, the following act of Company requires to be taken by Special Resolution of the shareholders in accordance with the Statute, and the approval of the holder(s) of Series A Preferred Shares who hold at least a majority of the then issued and outstanding Series A Preferred Shares and vote against the resolution, holder(s) of Series B Preferred Shares who hold at least a majority of the then issued and outstanding Series B Preferred Shares and vote against the resolution, holder(s) of Series B-1 Preferred Shares who hold at least a majority of the then issued and outstanding Series B-1 Preferred Shares and vote against the resolution, holder(s) of Series C Preferred Shares who hold at least a majority of the then issued and outstanding Series C Preferred Shares and vote against the resolution, holder(s) of Series D and Series D-1 Preferred Shares who hold at least a majority of the then issued and outstanding Series D and Series D-1 Preferred Shares and vote against the resolution, as the case may be, such Member or group of Members shall have the number of votes equal to (i) the votes of all shareholders who vote in favor of the resolution, plus (ii) one:

(i)                            amend or waive any provision of these Articles in a manner that would alter, amend or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Preferred Shares;

(ii)                              increase, reduce or cancel the registered capital of the Company and/or any of its Subsidiaries or carrying a right of subscription in respect of equity interest or issue any options rights or warrants or which may require the change of shareholding in the future or do any act which has the effect of diluting or reducing the effective shareholding of the holder(s) of the Series A Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares or the Series D-1 Preferred Shares in the Company;

(iii)                              pass any resolution for the liquidation, dissolution or winding up of the Company and/or any of its Subsidiaries or undertake any merger, reconstruction or liquidation exercise concerning the Company and/or any Subsidiary or apply for the appointment of a receiver, manager or judicial manager or like officer, or effect any Deemed Liquidation Event.

(c)                                  Without the consent of the Board of Directors, including the Series A Director, the Series B Director and the Series C Director, the Company and/or any of its Subsidiaries shall not effect or validate any of the following actions (either directly or by amendment, merger, consolidation, or otherwise):

(i)                         cease to conduct or carry on the business of the Company and/or any of its Subsidiaries substantially as now conducted, change any part of its business activities, or conduct or carry on any new business;

(ii)                         sell or dispose of the whole or a substantial part of the undertaking goodwill or the assets of the Company and/or any of its Subsidiaries;

(iii)                          borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(iv)                          make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity which exceeds US$500,000 each, unless it is wholly owned by the Company;

(v)                           make any loan or advance to any individual Person, including any employee or director of the Group Companies, which exceeds US$500,000, except those advances or similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(vi)                         incorporate Subsidiaries, and branches, make investment in exceeding of US$200,000 within twelve (12) consecutive months, purchase fixed assets or build real estates, and acquire all or part of the equity interest of other companies by the Company and/or any of its Subsidiaries;

(vii)                         appoint, fire, change the compensation of, or settle the terms of appointment of any president (general manager), vice president (deputy general manager), chief financial officer (financial controller and/or financial manager) or any other senior managers ranked as the vice president level or above (including but not limited to the chief executive officer, chief operating officer, chief financial officer, chief technology officer and chief marketing officer), including approving any option plan;

(viii)                        approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of the Company and/or any of its Subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company and/or any of its Subsidiaries;

(ix)                        guarantee any indebtedness which exceeds US$500,000 each except for trade accounts of the Company or any of its Subsidiaries arising in the ordinary course of business;

(x)                           incur any aggregate indebtedness in excess of US$500,000 each that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business;

(xi)                        enter into or be a party to any transaction or series of transactions between each Group Company and any shareholder, director, senior manager or employee of each Group Company or any Affiliate of any Group Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any Group Company, or between each Group Company and any shareholder, director, senior manager or employees of the Affiliate in an amount more than US$50,000 within twelve (12) consecutive months, except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(xii)                          approve the annual operation plan and budget of the Company and/or any of its Subsidiaries or any material change of such annual operation plan, budget or the business scope of the Company and/or any of its Subsidiaries;

(xiii)                          establish the employee equity incentive plans for the management and/or employees of the Company and/or any of its Subsidiaries;

(xiv)                       make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any international bank having a net worth in excess of US$100,000,000 or obligations issued or guaranteed by the United States of America or other sovereign government, in each case having a maturity not in excess of two years;

(xv)                       sell, transfer, license, pledge or encumber technology or intellectual property, other than the licenses granted in the ordinary course of business; and

(xvi)                      any matters that shall be unanimously approved by all the Board of the Company according to applicable Laws.

NON-RECOGNITION OF TRUSTS

20.                               No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these

Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21.                               The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

22.                               The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

23.                               To give effect to any such sale, the Directors may authorize a person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24.                               The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

25.                               (a)                                 The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)                                 A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)                                  The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26.                               If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may reasonably determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27.                               Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28.                               The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

29.                               (a)                                 The Directors may, if they think fit, receive from any Member willing to advance all or any part of the monies uncalled and unpaid upon any shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

(b)                                 No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30.                               (a)                                 If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)                                 If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture. For the avoidance of doubt, if the Series D-1 Preferred Shareholder fails to consummate the Deferred Payment of Purchase Price in accordance with Series D-1 Preferred Shares Purchase Agreement or the circumstance under Article 11.2(3) of Domestic Loan Agreement occurs, the Series D-1 Preferred Shares being purchased but unpaid by the Series D-1 Preferred Shareholder shall be forfeited by the Company in accordance with Article 30, 31, 32, and 33.

(c)                                  A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

31.                               A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company have received payment in full of all monies whenever payable in respect of the shares.

32.                               A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound by the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

33.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

34.                               The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

35.                               In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was the sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

36.                               (a)                                 Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

(b)                                 If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

37.                               A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

38.                               (a)                                 Subject to and in so far as permitted by the provisions of the Statute and these Articles in particular Article 19, the Company may, from time to time, by a Special Resolution alter or amend its Memorandum and Articles with respect to any objects, powers or other matters specified therein provided always that the Company may, by an Ordinary Resolution:

(i)                                 increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)                                  consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)                                  by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum and Articles or into shares without nominal or par value; and

(iv)                              cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)                                 All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)                                  Without prejudice to Article 11 hereof and subject to the provisions of the Statute and Article 19, the Company may, by a Special Resolution, reduce its share capital and any capital redemption reserve fund.

(d)                                 Subject to the provisions of the Statute, the Company may, by a resolution of the Directors, change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39.                               For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period but not exceeding ten (10) days in any case. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

40.                               In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

41.                               If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42.                               (a)                                 Subject to Article 42(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting of each year shall be held at such time and place as the Directors shall appoint.

(b)                                 At these meetings, the report of the Directors (if any) shall be presented.

(c)                                  If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

43.                               (a)                                 The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one tenth (1/10) of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)                                 The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)                                  If the Directors do not, within twenty-one (21) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)                                 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as the general meetings convened by Directors.

NOTICE OF GENERAL MEETINGS

44.                               At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 43 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)                                 in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in nominal value or in the case of shares without nominal or par value seventy-five percent (75%) of the shares in issue, or their proxies.

45.                               The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

46.                               (a)                                 No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Members holding at least a majority of the Ordinary Shares (other than Ordinary Shares issued upon the conversion of any Preferred Shares), the Members holding at least a majority of Series A Preferred Shares, the Members holding at least a majority of Series B Preferred Shares and Series B-1 Preferred Shares and the Members holding at least a majority of Series C Preferred Shares, present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record, the quorum shall be that one (1) Member present in person or by proxy.

(b)                                 A person may participate at a general meeting by telephone conference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

47.                               Subject to Article 19, a Special Resolution in writing (in one or more counterparts) signed by all the Members which for the time are entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) or an Ordinary Resolution in writing (in one or more counterparts) signed by the Members holding not less than ninety percent (90%) of all the issued and outstanding shares of the Company , shall each be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

48.                               If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

49.          The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one (1) of their number to be Chairman of the meeting.

50.          If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

51.          The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

52.          At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

53.          Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

54.          The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

VOTES OF MEMBERS

55.          Except as otherwise required by Law or as set forth herein and subject to Article 19, the holder of each Ordinary Share issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and the holder of each Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Shares could be converted at the record date for determination of the Member’s entitlement to voting on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of the Ordinary Shares and Preferred Shares shall be entitled to notice of all Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

56.          In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

57.          A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.          No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting.

59.          No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.          Votes may be given either personally or by proxy.

PROXIES

61.          The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized in its behalf. A proxy need not be a Member of the Company.

62.          The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile or electronic mail confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.          The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.          A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.          Any corporation which is a Member of record of the Company may in accordance with its articles of association or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.          Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

67.          Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Member may not vote at any meeting at which the holder of such proxy votes; and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS

68.                               (a)                                 Directors. There shall be a Board of Directors consisting of seven (7) persons; provided, however, that, subject to the consent of the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares and the Series B-1 Preferred Shares and the holders of the Series C Preferred Shares under Article 19, the Company may from time to time by an Ordinary Resolution increase or reduce the limit in the number of Directors. For so long as there is any Series A Preferred Share outstanding, the holder who holds the highest percentage of the Series A Preferred Shares shall be entitled to designate/remove one (1) Director (the “Series A Director”). SIG shall be entitled to designate/remove one (1) Director (the “Series B Director”). For so long as there is any Series C Preferred Share outstanding, the holder who holds the highest percentage of the Series C Preferred Shares shall be entitled to designate/remove one (1) Director (the “Series C Director”). The holders of the Ordinary Shares (other than Ordinary Shares issued upon the conversion of Preferred Shares) shall be entitled to elect/remove by a majority vote four (4) Directors (collectively the “Management Directors”), one of whom shall be the then current Chief Executive Officer of the Company. Any appointment of a Director under this Article 68(a) shall be made by the applicable shareholder(s) upon the delivery of a notice of such appointment to the Company.

(b)           Observer(s). For so long as there is any Preferred Share outstanding, each holder of the Preferred Shares shall be entitled to, by notice to the Company, appoint/remove an observer to the Board of Directors and each committee thereof to attend board or board committee meetings of the Company and each of the other Group Company in a non-voting observer capacity (each, an “Observer”). The Company shall provide such Observers copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors.

69.          The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

70.          Subject to the prior written approval of the Members by Special Resolution, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

71.          A Director or alternate Director may hold any other office or place of profit in the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

72.          A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

73.          A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no shareholding qualification for Directors shall be required.

74.          A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

75.          No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

76.          A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 75 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

77.          A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

78.          The business of the Company shall be managed by the Directors. The Directors may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, as may be prescribed by the Company in a general meeting required to be exercised by the Company in general meetings provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

79.          Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80.          The Directors shall cause minutes to be made in books provided for the purpose:

(a)           of all appointments of officers made by the Directors;

(b)           of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors; and

(c)           of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of the Preferred Shares, each Director and Observer, through email, facsimile, registered mail, or the like ways within fourteen (14) days after the relevant meeting.

81.          The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.          Subject to Article 19, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83.          Subject to Article 19 hereof,

(a)           The Directors may from time to time and at any time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next three (3) paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)           The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)           The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancy therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)           Any such delegate as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84.          Subject to Article 19, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of a Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or a combination of any of the foregoing) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or a Managing Director.

85.          The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86.          Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter. Subject to Article 19, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum.

87.          A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least twenty (20) days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided further, that, if notice is given in person, by facsimile or electronic mail the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization, as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88.          The quorum necessary for the transaction of the business shall be four (4) Directors, inclusive of the Series A Director, the Series B Director and the Series C Director. If the number of the Directors who attend the meeting is less than the quorum, no resolutions shall be adopted by such meeting. A Director and his appointed alternate Director shall be considered only one (1) person for the purpose of quorum, provided always, that if there shall at any time be only a sole Director, the quorum shall be one. For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. In the case of an equality of votes in a Board meeting, no Director shall have a second or casting vote and the second Board meeting shall be convened within thirty (30) days in which the unresolved matter shall be put to the vote again. In case that the matter cannot be resolved in the second Board meeting, such matter shall be put to the vote in the general meeting of the shareholders of the Company in accordance with these Articles.

89.          The continuing Directors may act notwithstanding any vacancy in the Board of Directors, but if and so long as their number is reduced below the minimum number fixed by or pursuant to these Articles, the continuing Directors, notwithstanding that the number of Directors is reduced below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning a general meeting of the Company, but not for any other purpose.

90.          The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting, the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the Chairman of the meeting. The Chairman of the Board meeting shall not be entitled to a second or casting vote under any circumstance.

91.          The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.          A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall not have a second or casting vote.

93.          All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

94. Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be duly convened and held.

95.                               (a)           A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. Such proxy can be another Director or any other person.

(b)           The provisions of Articles 61 - 64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

96.          The office of a Director shall be vacated:

(a)           if he gives notice in writing to the Company that he resigns the office of Director;

(b)           if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)           if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)           if he is found a lunatic or becomes of unsound mind; or

(e)           if he is removed by a shareholder vote by the holders of the class of shares that originally appointed him, as set forth in Article 68.

APPOINTMENT AND REMOVAL OF DIRECTORS

97.          The Directors of the Company may only be appointed or removed as provided in Article 68. No Director designated or appointed pursuant to this Article may be removed from office unless (A) such removal is directed or approved of the Member which originally designated or appoint such Director, or (B) the Member(s) originally entitled to designate or appoint such Director pursuant to these Articles is no longer so entitled to designate or appoint such Director. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director.

98.          In the absence of reasonable cause, a Director of the Company shall only be removed by the Members who nominated and elected him as provided in Article 68.

PRESUMPTION OF ASSENT

99.          A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

100.                        (a)                                 The Company may, if the Directors so determine, have a Seal which shall, subject to Article 100(c) below, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) person who shall be either a Director or the Secretary or secretary treasurer or some person appointed by the Directors for such purpose.

(b)           The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)           A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

101.        Subject to Article 19, the Company may have a chief executive officer, a president, a chief financial officer, a secretary or a secretary treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102.                        (a)           Subject to the Statute and these Articles, in particular Article 86, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 102.

(b)           No dividends shall be declared or paid during any fiscal year of the Company in cash, properties, shares or any other means unless otherwise agreed by the Board of Directors, including the consent of the Series A Director, the Series B Director, and the Series C Director.

103.        The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104.        No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

105.        Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106.        The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107.        The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108.        Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one (1) of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109.        No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

110.        Subject to Article 19, the Company may upon the recommendation of the Directors by an Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111.        The Directors shall cause proper books of account to be kept with respect to:

(a)           all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)           all sales and purchases of goods by the Company; and

(c)           the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are not kept as necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112.        The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

113.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

114.                        The Directors shall deliver to the holders of the Preferred Shares, (1) within ninety (90) days after the end of each fiscal year of the Group Companies beginning in 2012, a consolidated, audited annual financial statements for the Company for such fiscal year, audited and certified by the Auditor; (2) within thirty (30) days after the end of each fiscal quarter, a consolidated un-audited quarterly financial statement of the Group Companies; (3) within thirty (30) days after the end of each month, a consolidated un-audited monthly financial statement of the Group Companies; (4) no later than thirty (30) days prior to the beginning of each fiscal year, a comprehensive operating budget forecasting the revenues, expenses and cash position of the Group Companies on a quarter-to-quarter basis for the succeeding fiscal year which has been approved by the Board of Directors; (5) within thirty (30) days of the end of each fiscal quarter, an up-to-date capitalization table certified by the chief executive officer of the Company; and (6) upon the written request by the holders of any Preferred Shares, such other information as such holder shall reasonably request.

115.                        For so long as any holder of the Preferred Shares continues to hold the Preferred Shares, (or Ordinary Shares received upon conversion of the Preferred Shares), each such holder shall be entitled to visit and inspect, during normal business hours following five-day prior written notice by such holder to such member of the Group Companies and in a manner so as not to interfere with the normal business operations of the Group Companies, any of the properties of the Group Companies, and examine the books of account and records of the Group Companies, and discuss the affairs, finances and accounts of the Group Companies with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by such holder; provided, that such holder agrees to keep confidential any information so obtained.

116.                        For so long as any holder of the Preferred Shares continues to hold the Preferred Shares (or Ordinary Shares received upon conversion of the Preferred Shares), the Directors shall provide each such holder with copies of (i) promptly after filing, all of the Company’s annual and periodic reports made available to its Members as well as all public reports (including any periodic, interim, or extraordinary reports) filed with the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the People’s Republic of China , the U.S. Securities and Exchange Commission, or any other stock exchange or securities regulatory authority; and (ii) promptly upon request, current versions of investment documents and all documents relating to any subsequent financings by the Company, or otherwise affecting the Preferred Shares or the holders of the Preferred Shares, in each case with all amendments and restatements.

117.                        Subject to Article 19, the Company may, by a Board Resolution (including the affirmative vote of the Series A Director, the Series B Director and the Series C Director), appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

118.                        The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

119.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

120.                        Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

121.                        Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by overnight or international courier, facsimile or electronic mail to him or to his address as shown in the register of Members.

122.                        (a)                                 Where a notice is sent by overnight or international courier, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent by overnight or international courier as aforesaid.

(b)                                 Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected on the day the same is sent as aforesaid.

123.                        A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

124.                        A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

125.                        Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)                                 every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)                                 every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

126.                        Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE.

127.                        Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner:

(a)                                 Before any distribution or payment shall be made to the holders of any Series C Shares, Series B-1 Preferred Shares, Series B Preferred Shares, any Series A Preferred Shares and any Ordinary Shares, (A) each holder of Series D-1 Preferred Shares shall be entitled to receive an amount equal to, (i) prior to the consummation of the Deferred Payment of Purchase Price, (x) annual interest calculated at an Internal Rate of Return of twelve percent (12%) based on the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), as applicable, from the date of issuance of such Preferred Share and up to and including the date of receipt by the holder thereof of the full Series D-1 Liquidation Preference, which shall be paid to the holders of the Series D-1 Preferred Shares; plus (y) the amount of Domestic Loan that the WFOE received pursuant to the Domestic Loan Agreement, which amount shall be repaid by WFOE to the Investor’s Affiliate pursuant to this Articles and the Domestic Loan Agreement but in no event that the sum of the foregoing (x) and (y) shall exceed one hundred and fifty five percent (155%) of the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus (z) all dividends accrued and unpaid with respect thereto per Series D-1 Preferred Share then held by such holder; or (ii) upon or after the consummation of the Deferred Payment of Purchase Price, the applicable Actual Issue Price plus annual interest calculated at an Internal Rate of Return of twelve percent (12%) based on the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), as applicable, from the date of issuance of such Preferred Share and up to and including the date of receipt by the holder thereof of the full Series D-1 Liquidation Preference, but in no event that the foregoing amount shall exceed one hundred and fifty five percent (155%) of the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto per Series D-1 Preferred Share then held by such holder (with respect to the Series D-1 Preferred Shares, the “Series D-1 Liquidation Preference”), and (B) each holder of Series D Preferred Shares shall be entitled to receive an amount equal to the applicable Actual Issue Price plus annual interest calculated at an Internal Rate of Return of twelve percent (12%) based on the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), as applicable, from the date of issuance of such Preferred Share and up to and including the date of receipt by the holder thereof of the full Series D Liquidation Preference, but in no event that the foregoing amount shall exceed one hundred and fifty five percent (155%) of the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto per Series D Preferred Share then held by such holder (with respect to the Series D Preferred Shares, the “Series D Liquidation Preference”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series D-1 Preferred Shares and Series D Preferred Shares, then such assets shall be distributed among the holders of Series D-1 Preferred Shares and the holders of Series D Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon; for the avoidance of doubts, for the purpose of calculating the aforesaid allocation proportion, prior to the consummation of the Deferred Payment of Purchase Price, the repayment of the Domestic Loan shall be considered as part of Series D-1 Liquidation Preference, hence, in case of insufficient funds, as part of payment of Series D-1 Liquidation Preference, WFOE may only be obligated to repay such portion of the Domestic Loan based on the aforesaid allocation mechanism.

(b)                                 Before any distribution or payment shall be made to the holders of any Series B-1 Preferred Shares, Series B Preferred Shares, any Series A Preferred Shares and any Ordinary Shares, each holder of Series C Preferred Shares shall be entitled to receive an amount equal to one hundred and fifteen percent (115%) of the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), as applicable, plus all dividends accrued and unpaid with respect thereto (the “Series C Liquidation Preference”) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series C Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(c)                                  Before any distribution or payment shall be made to the holders of any Series A Preferred Shares and any Ordinary Shares, each holder of Series B-1 Preferred Shares and Series B Preferred Shares shall be entitled to receive an amount equal to one hundred and thirty percent (130%) of the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), as applicable, plus all dividends accrued and unpaid with respect thereto (the “Series B Liquidation Preference”) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series B-1 Preferred Share or Series B Preferred Share (as applicable) then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B-1 Preferred Shares and Series B Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d)                                 Subject to Article 127(a), (b) and (c), before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A Preferred Shares shall be entitled to receive an amount equal to the applicable Actual Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), as applicable, plus all dividends accrued and unpaid with respect thereto (the “Series A Liquidation Preference”, together with the Series C Liquidation Preference and the Series B Liquidation Preference, the “Liquidation Preference”) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets shall be distributed among the holders of Series A Preferred

Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(e)                                  After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to paragraphs (a), (b), (c) and (d) of this Article 127, the remaining assets and/or proceeds, cash or otherwise, of the Company available for distribution to members shall be distributed ratably among the holders of issued and outstanding Ordinary Shares and the holders of issued and outstanding Preferred Shares in proportion to the number of issued and outstanding Ordinary Shares held by them (with issued and outstanding Preferred Shares treated on an as-if-converted basis).

(f)                                   Liquidation on Sale or Merger. The following events shall be treated as a liquidation under this Article 127 unless waived by the holders of at least a majority of the issued and outstanding Series A Preferred Shares, the holders of at least a majority of the issued and outstanding Series B Preferred Shares and Series B-1 Preferred Shares, the holders of at least a majority of the issued and outstanding Series C Preferred Shares and the holders of at least a majority of the issued and outstanding Series D and Series D-1 Preferred Shares, each voting together as a single group on an as-converted basis (each, a “Deemed Liquidation Event”), and for the avoidance of doubt, a Drag-Along Sale under Article 10B shall not be considered as a Deemed Liquidation Event:

(1)                                 any consolidation, amalgamation or merger of the Company with or into any other Person or other corporate reorganization, in which the members of the Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, amalgamation or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile;

(2)                                 the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of the Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the acquiring Person immediately following such transaction;

(3)                                 a sale, lease or other disposition of all or substantially all of the assets of the Company or any Group Company; or

(4)                                 the exclusive licensing of all or substantially all of the Company’s or any Group Company’s intellectual property to a third party.

Upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of paragraphs (a) to (e) of this Article 127.

(g)                                  In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                             if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)                              if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in sub-paragraph (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors, or by a liquidator if one is appointed. Each of the holders of at least a majority of the issued and outstanding Series A Preferred Shares, the holders of at least a majority of the issued and outstanding Series B Preferred Shares and Series B-1 Preferred Shares, the holders of at least a majority of the issued and outstanding Series C Preferred Shares and the holders of at least a majority of the issued and outstanding Series D and Series D-1 Preferred Shares shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article 127(g), in which case the determination of fair market value shall be made by one of the Big 4 accounting firms as an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

Notwithstanding anything contrary contained in the Articles and without prejudice to any rights of the holder of Series D-1 Preferred Shares and the holders of Series D Preferred Shares, in the event that the Company proposes to distribute assets in combination of cash and non-cash assets, the holder of Series D-1 Preferred Shares and each of the holders of Series D Preferred Shares shall have the right to choose the forms of assets it will receive, including cash, non-cash assets or a combination of the foregoing, before any distribution or payment shall be made to the holders of any Series C Shares, Series B-1 Preferred Shares, Series B Preferred Shares, any Series A Preferred Shares and any Ordinary Shares. If the assets available for distribution is insufficient to pay in full in the form as requested by the holder of Series D-1 Preferred Shares and such holders of Series D Preferred Shares, all of the available asset as requested by such holder of Series D-1 Preferred Shares and such holders of Series D Preferred Shares shall be distributed among the holder of Series D-1 Preferred Shares and the holders of Series D Preferred Shares of such request on a pro rata basis. For the avoidance of doubt, the value of non-cash assets shall be the fair value as of the date of distribution as determined in accordance with Articles 127(g).

INDEMNITY

128.                        The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

FINANCIAL YEAR

129.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

AMENDMENTS OF ARTICLES

130.                        Subject to the Statute and Article 19 above and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of shares of the Company, the Company may at any time and from time to time by a Special Resolution, change the name of the Company or alter or amend these Articles or the Memorandum, in whole or in part.

TRANSFER BY WAY OF CONTINUATION

131.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

132.                        None of the documents of the Company, including its Memorandum, these Articles, or any register of Members, Directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.

SCHEDULE A

PROVISIONS RELATING TO TRANSFER OF SHARES

SECTION 1

DEFINITIONS

For the purposes of this Schedule A, the following terms shall have the meanings indicated below. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in these Articles or the Shareholders’ Agreement, as the case may be. Unless otherwise specified, the words “hereof”, “herein”, “hereunder” and “hereto” and words of like import, refer to this Schedule A.

“Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

“Holder(s)” means the holder(s) of Registrable Securities who are Parties to the Shareholders’ Agreement from time to time, and their permitted transferees that become Parties to the Shareholders Agreement from time to time.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation and the Preferred Shares.

“Party” or “Parties” shall mean one of or more parties to the Shareholders’ Agreement.

“Registrable Securities” means (a) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, (b) any Ordinary Shares owned or hereafter acquired by any Preferred Shareholder, and (c) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (a) and (b) herein. For purposes of this Schedule A, (a) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement, and (b) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Transaction Documents” means the Series D-1 Preferred Shares Purchase Agreement, the Memorandum and Articles and the Ancillary Agreements (as defined therein), and other agreements and documents the execution and delivery of which is contemplated under the Shareholder’s Agreement.

SECTION 2

TRANSFER OF SHARES

2.1.            Holders of Ordinary Shares.

Except as provided herein and the Shareholders Agreement, any holder (whether directly or indirectly, including but not limited to each Founder who holds the Ordinary Shares of the Company through the Founder Hold Cos) of Ordinary Shares of the Company other than the Holders, Zhu Haiyan or holders of Ordinary Shares converted from Preferred Shares (each a “Restricted Shareholder”), regardless of any such holder’s employment status with any member of the Group Companies or the Founder Hold Cos, may not transfer, directly or indirectly, any interest in any Equity Securities of the Company now or hereafter owned or held directly or indirectly by him or her prior to a Qualified IPO or a Liquidation Event, unless otherwise approved in writing by (i) the Majority Preferred Holders, or (ii) the Board (including the approval of the Series A Director, the Series B Director and the Series C Director) and a majority of Series D and Series D-1 Preferred Shareholders. For the purposes hereof, redemption or repurchase of Shares by the Company shall not be prohibited under this clause.

2.2.            Permitted Transfers.

Subject to the provisions of Sections 3 and 6.3 hereof, after the Initial Closing (as defined in the Series D-1 Preferred Shares Purchase Agreement) and prior to the closing of a Qualified IPO, each Founder may sell or otherwise assign to any third party in one transaction or a series of transactions up to twenty percent (20%) of the Ordinary Shares directly or indirectly held by such Founder as of the date hereof, subject to the adjustment of any share splits, share dividends, combinations, recapitalizations and similar transactions, provided that the valuation of the Company in such transaction(s) is no less than US$700,000,000. For the avoidance of doubt, each of the Series A Preferred Shareholders, the Series B Preferred Shareholders, the Series C Preferred Shareholders, the Series D Preferred Shareholders and the Series D-1 Preferred Shareholders shall have the right of first refusal to purchase the shares transferred by the Founders under this Section 2.2 pursuant to Section 3.

For the avoidance of doubt, each of Series A Preferred Shareholders, Series B Preferred Shareholders, Series B-1 Preferred Shareholders, Series C Preferred Shareholders, Series D Preferred Shareholders and the Series D-1 Preferred Shareholders may transfer any Equity Securities of the Company now or hereafter owned or held by it as a result of its purchase of any Preferred Shares to any third party; provided that (i) such transfer is effected in compliance with all applicable Laws, (ii) the transferee shall have executed and delivered a deed of adherence in form and substance satisfactory to the Series A Preferred Shareholders, the Series B Preferred Shareholders, Series B-1 Preferred Shareholders, the Series C Preferred Shareholders, the Series D Preferred Shareholders and the Series D-1 Preferred Shareholders and take such other actions as may be necessary for the transferee to join in and be bound by the terms of these Articles and the Shareholders’ Agreement as the “Series A Preferred Shareholder”, the “Series B Preferred Shareholder”, the “Series C Preferred Shareholder”, the “Series D Preferred Shareholder” or the “Series D-1 Preferred Shareholder” or the “Series D and Series D-1 Preferred Shareholder”(if not already a party thereto) upon and after such transfer; (iii) the other holders holding Series A Preferred Shares may have the right of first refusal to purchase the shares transferred by such Series A Investor subject to the same terms and conditions; (iv) the other holders holding Series B Preferred Shares may have the right of first refusal to purchase the shares transferred by such Series B Investor subject to the same terms and conditions; (v) the other holders holding Series B-1

Preferred Shares may have the right of first refusal to purchase the shares transferred by such Series B-1 Investor subject to the same terms and conditions; (vi) the other holders holding Series C Preferred Shares may have the right of first refusal to purchase the shares transferred by such Series C Investor subject to the same terms and conditions; (vii) the other holders holding Series D Preferred Shares may have the right of first refusal to purchase the shares transferred by such Series D Investor subject to the same terms and conditions; (viii) the other holders holding Series D-1 Preferred Shares may have the right of first refusal to purchase the shares transferred by such Series D-1 Investor subject to the same terms and conditions, and (ix) the Series D and Series D-1 Preferred Shareholders shall have the right of first refusal to purchase, on a pro rata basis, the Shares transferred by any shareholder of the Company as of the date hereof (including the Shares held by the holders of Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series D-1 Preferred Shares and Ordinary Shares) subject to the same terms and conditions. Notwithstanding the foregoing, each of the Series A Preferred Shareholders, the Series B Preferred Shareholders, Series B-1 Preferred Shareholders, the Series C Preferred Shareholders, Series D and Series D-1 Preferred Shareholders may be entitled to transfer all its shares in the Company to its Affiliate, and the other shareholders of the Company shall give consent to such share transfer irrevocably and waive its right of first refusal and co-sale right (if any) with respect to such share transfer, provided that such transfer by such Series A Preferred Shareholder, Series B Preferred Shareholder, Series B-1 Preferred Shareholders, Series C Preferred Shareholder, Series D and Series D-1 Preferred Shareholder shall be subject to Section 6.3(a) hereof. The Company will update its register of members upon the consummation of any such permitted transfer.

2.3.            Prohibited Transfers Void.

Any direct or indirect transfer of Equity Securities by a Restricted Shareholder not made in compliance with this Schedule A or the Shareholders Agreement shall be null and void as against the Company, the corresponding Founder Hold Co (as applicable), shall not be recorded on the books of the Company or the corresponding Founder Hold Co (as applicable) and shall not be recognized by the Company or the corresponding Founder Hold Co (as applicable).

2.4.            Fractions

No fractions of a Share will be transferred to any person and the transferor shall have no obligation to refund any sum which represents such fraction (if any); provided that the number of Shares to be transferred pursuant to this Section shall be rounded down to the nearest whole number of Shares.

SECTION 3

RIGHT OF FIRST REFUSAL

3.1.            Transfer Notice.

Prior to the closing of a Qualified IPO, if a Restricted Shareholder, an employee of any Group Company or Zhu Haiyan, who holds more than two percent (2%) of the Equity Securities of the Company, proposes to transfer all or part of the Equity Securities he/ she directly or indirectly holds in the Company to one or more third parties pursuant to an understanding with such third parties (a “Transfer”, and such holder a “Transferor”), then the Transferor shall give each Holder a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

3.2.            Holder’s Option.

(a)                                 Subject to the Holders’ exercising of their rights of co-sale set forth in Section 4, the Holders shall have an option for a period of fifteen (15) days following the receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(b)                                 Each Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Transferor in writing, before the expiration of the fifteen (15) day period as to the number of such shares that it wishes to purchase.

(c)                                  Each Holder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by such Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) held by all Holders on such date.

(d)                                 If any Holder fails to exercise such purchase option pursuant to this Section 3.2, the Transferor shall give notice of such failure (the “Re-allotment Notice”) to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 3.2(c) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.

(e)                                  If the Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against allotment of such Offered Shares to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Holder’s receipt of the Transfer Notice, unless the value of the purchase price has not yet been established pursuant to Section 3.4.

(f)                                   Regardless of any other provision of this Schedule A and the Shareholders Agreement, if the Holders decline in writing, or fail to exercise its purchase option pursuant to this Section 3.2 with respect to all (and not less than all) Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to the Holders pursuant to this Section 3.2 and instead shall be free to sell such Offered

Shares pursuant to the Transfer Notice, subject to Sections 3.3 and Section 3.4 hereunder.

(g)                                  Notwithstanding the forgoing, if more than one Holder wants to exercise its right of first refusal, the Holders may negotiate the percentage of the Offered Shares they can buy under this Section 3.2, if no agreement can be reached, the Holders can only purchase its respective pro rata share of the Offered Shares.

3.3.            Valuation of Property.

(a)                                 Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b)                                 If the Transferor, on the one hand, and the Holders, on the other hand, cannot agree on such cash value within seven (7) days after the Holders’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders, or, if they cannot agree on an appraiser within ten (10) days after the Holders’ receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c)                                  The cost of such appraisal shall be shared equally by the Transferor and the Purchasing Holders, with the half of the cost borne by the Purchasing Holders to be borne pro rata by each Purchasing Holder based on the number of shares such Purchasing Holder has elected to purchase pursuant to this Section 3.

(d)                                 If the value of the purchase price offered by the prospective transferee is not determined within the forty-five (45) day period specified in Section 3.2(e) above, the closing of the Holders’ purchase shall be held on or prior to the fifth Business Day after such valuation shall have been made pursuant to this Section 3.3.

SECTION 4

RIGHT OF CO-SALE

4.1.            To the extent the Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Section 3, each Holder that did not exercise its right of first refusal as to any of the Offered Shares pursuant to Section 3 shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within fifteen (15) days after receipt of the Transfer Notice referred to in Section 3.1 (such Holder, a “Selling Holder”).

(a)                                 Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

(b)                                 To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

4.2.            The Selling Holders may elect to sell such number of Equity Securities that in aggregate equals to the total number of Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 3 hereof on pro rata basis. Each Selling Holder may elect to sell such number of Equity Securities that equals to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 3 hereof multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.

4.3.            Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of any Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Holder shall only allot and deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

4.4.            The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 4.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

4.5.            To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

4.6.            If any Holder fails to exercise its right of co-sale, the Selling Holder shall have the right to exercise the right of co-sale granted to such Holder on a pro-rata basis and sell more Equity Securities on the same terms and conditions as specified in the Transfer Notice.

4.7.            This right of co-sale shall not apply to and shall terminate upon a Liquidation Event or the consummation of a Qualified IPO.

SECTION 5

NON-EXERCISE OF RIGHTS

5.1.            To the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 3 hereof, and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 4 hereof, the Transferor shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Shares to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.

5.2.            In the event the Transferor does not consummate the sale or disposition of the Offered Shares within ninety (90) days from the expiration of such rights, the Holders’ first refusal rights and co-sale rights hereunder shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Schedule A and the Shareholders Agreement.

5.3.            The exercise or non-exercise of the rights of the Holders under this Schedule A to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

SECTION 6

MISCELLANEOUS

6.1.            Change in Control

The Parties agree that, for purposes of the transfer restrictions in the Shareholders Agreement and in other Transaction Documents, a transaction or series of transactions that result in a change in Control of a Restricted Shareholder shall be deemed to constitute a Transfer of such Restricted Shareholder’s Equity Securities.

6.2.            Subsequent Rights

After the closing of the issuance of the Preferred Shares, the Company shall not grant to any future investor(s) any rights, preferences or privileges that may be more favorable than the ones granted to the Series A Preferred Shareholders, Series B Preferred Shareholders, Series B-1 Preferred Shareholders, Series C Preferred Shareholders, Series D Preferred Shareholders and Series D-1 Preferred Shareholders hereunder, unless otherwise approved in writing by the Series A Preferred Shareholders, the Series B Preferred Shareholders, Series B-1 Preferred Shareholders, the Series C Preferred Shareholders, the Series D Preferred Shareholders and the Series D-1 Preferred Shareholders, provided however, the ESOP (as defined in the Series D-1 Preferred Shares Purchase Agreement) plan or other incentive plan as approved by the Board of Directors (including the Series A Director, the Series B Director and the Series C Director), a majority of Series D Preferred Shareholders and a majority of Series D-1 Preferred Shareholders shall not subject to the restrictions under this Section 6.2.

6.3.            New Issuances or Transfers to Competitors

Notwithstanding any other provision of these Articles, within twenty-seven (27) months from the date of the Series C Preferred Shareholders’ Agreement, the Company, each Group Company, and each shareholder of the Company shall not:

(a)                                 Issue or sell, or take any actions that would result in the issuance or sale of any Equity Securities to any Competitor;

(b)                                 Transfer or allow or permit to be transferred any Equity Securities, either by action or omission, including, without limitation, by operation of Law, to any Competitor;

(c)                                  Sell, transfer, license, pledge, or encumber technology or intellectual property (other than licenses granted in the ordinary course of business) of any Group Company to any Competitor; and

(d)                                 Effectuate or permit to occur, by action or omission, any Deemed Liquidation Event, if such a Deemed Liquidation Event involves a Competitor.

6.4.            Assignments and Transfers; No Third Party Beneficiaries

(a)                                 Except as otherwise provided herein, the Shareholders’ Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder are only assignable in connection with the transfer or sale (subject to applicable securities and other Laws) of the Equity Securities held by such Holder but only to the extent of such transfer, provided, however, that (i) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (ii) such transferee shall, concurrently with the effectiveness of such transfer, become a party to the Shareholders Agreement as a Holder and be subject to all applicable restrictions set forth in the Shareholders Agreement.

(b)                                 Except as otherwise provided herein, the sale or transfer of any Equity Securities by the Holders shall not be subject to any right of first refusal, co-sale rights or any other contractual conditions or restrictions on transfer except as may be required by Law.

6.5.            Legend

Each existing or replacement certificate for shares now owned or hereafter acquired by any Restricted Shareholder shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT BY AND AMONG THE MEMBERS OF THE COMPANY, THE FOUNDERS, THE COMPANY AND CERTAIN OTHER PARTIES. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”